UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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AKAMAI TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Stockholders:

Since our founding in 1998, Akamai has developed unique technology and an unmatched global infrastructure—the Akamai Intelligent Platform. Today, Akamai’s cloud delivery platform is utilized by many of the world’s major commerce companies, financial institutions, airlines, and auto manufacturers. With our highly differentiated solutions supported by a talented employee base, we believe that Akamai has a unique opportunity to be the fabric that connects billions of people and devices to businesses and organizations around the world—with uncompromising security, unparalleled performance, and unrivaled quality.

In 2017, we achieved record results, with our 15th consecutive year of annual revenue growth. We have nearly doubled our revenue over the past five years—growing from less than $1.4 billion in 2012 to $2.5 billion in 2017. For the year, we generated solid net income of $218 million, or $1.26 per diluted share, and $801 million in cash from operations, equal to 32% of revenue. We exited the year with a strong balance sheet, with more than $1.2 billion in cash, cash equivalents, and marketable securities.

In recent years, we have made investments that have diversified our business from a media-dominated content delivery network into a leading supplier of web and security services for a broad range of customers. In 2017, for the first time, revenue from our Web Division was greater than from our Media Division, and Security was our fastest-growing solution, growing 32% year over year, exiting 2017 at a half-billion-dollar annualized revenue run rate. We also expanded and strengthened our product portfolio in 2017 through new offerings such as Enterprise Threat Protector, Digital Performance Management, and Bot Manager Premier, and two significant acquisitions (Nominum and SOASTA).

As evidence of our evolution, Akamai was recognized as a leading cyber security innovator last year when research firm Gartner named us as a visionary leader in its “Magic Quadrant” for web application firewalls. And, for the first time ever, Akamai served the majority of companies in the Global 500. Akamai has received many recognitions for being a “Best Place to Work” and a highly innovative company. In December, after evaluating nearly 1,000 of the largest publicly traded companies, Forbes and JUST Capital ranked Akamai in the top 40—and second among Internet companies—for ethical leadership, product quality, and for treating our customers, communities, and employees well.

As a more diversified business with a broader set of customers, we believe Akamai has tremendous potential and is poised to capitalize on significant market opportunities, from cyber security to mobile and web performance management to online video streaming. We are taking a disciplined operational approach that is focused on expanding our operating margins to drive greater profitability. And we plan to continue to drive our momentum and strengthen our competitive advantage in the marketplace by further diversifying our customer base and product set. We believe that our unique technology and IP portfolio, our ability to efficiently manage a platform with millions of components, our strong relationships with leading telecommunications carriers and major brands on the Internet, and our relentless and personalized attention to customers and partners all provide Akamai with the foundation for a bright future that creates value for our shareholders, customers, and employees.

Our highly talented workforce is an integral part of our business, and I thank them for their dedication to Akamai’s continued success. On behalf of our more than 7,000 global employees, we would like to thank you, our fellow stockholders, for your continued support.

I am also pleased to invite you to attend Akamai’s 2018 Annual Meeting of Stockholders to be held on Friday, June 1, 2018, at 11:00 a.m. at Akamai’s offices at 150 Broadway, Cambridge, Massachusetts, 02142. Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the 2018 Annual Meeting of Stockholders, we hope you will vote as soon as possible. Voting by proxy will ensure your representation at the 2018 Annual Meeting of Stockholders if you do not attend in person. Please review the instructions on the proxy card regarding your voting options.

/s/ Dr. Tom Leighton
Dr. Tom Leighton
Chief Executive Officer

AKAMAI TECHNOLOGIES, INC.

150 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2018

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Akamai Technologies, Inc. (“Akamai” or the “Company”) will be held on Friday, June 1, 2018, at 11:00 a.m., local time, at the Company’s offices at 150 Broadway, Cambridge, Massachusetts, 02142.

At the Annual Meeting, we expect stockholders will consider and vote upon the following matters:

(1)	To elect the four nominees named in the attached proxy statement as members of our Board of Directors to serve as Class I directors for a term of three years;

(2)	To adopt and approve amendments to our Certificate of Incorporation to declassify our Board of Directors;

(3)	To approve, on an advisory basis, our named executive officer compensation;

(4)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2018; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 16, 2018, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. The stock transfer books of Akamai will remain open for the purchase and sale of Akamai’s common stock.

All stockholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,

/s/ AARON S. AHOLA
AARON S. AHOLA
Senior Vice President, General Counsel and Secretary

Cambridge, Massachusetts

April 20, 2018

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. MOST STOCKHOLDERS HAVE A CHOICE OF VOTING OVER THE INTERNET, BY TELEPHONE OR BY USING A TRADITIONAL PROXY CARD. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

AKAMAI TECHNOLOGIES, INC.

150 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF AKAMAI TECHNOLOGIES, INC. (“AKAMAI” OR THE “COMPANY”) FOR USE AT THE 2018 ANNUAL MEETING OF STOCKHOLDERS (THE “ANNUAL MEETING”) TO BE HELD AT THE OFFICES OF AKAMAI TECHNOLOGIES, INC., 150 BROADWAY, CAMBRIDGE, MASSACHUSETTS, 02142 AT 11:00 AM LOCAL TIME ON JUNE 1, 2018, AND AT ANY ADJOURNMENT OR POSTPONEMENT OF THAT MEETING. You may obtain directions to the location of the Annual Meeting by contacting Investor Relations, Akamai Technologies, Inc., 150 Broadway, Cambridge, Massachusetts 02142; telephone: 617-444-3000.

Our Annual Report to Stockholders for the year ended December 31, 2017 is being mailed to our stockholders with the mailing of the Notice of 2018 Annual Meeting of Stockholders and this Proxy Statement on or about April 20, 2018.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual

Meeting of Stockholders to be Held on June 1, 2018:

This Proxy Statement and the 2017 Annual Report to Stockholders are available for viewing, printing and downloading at www.akamai.com/html/investor/financial_reports.html.

You may obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, which we sometimes refer to herein as the Commission, except for exhibits thereto, without charge upon written request to Akamai Technologies, Inc., 150 Broadway, Cambridge, Massachusetts 02142, Attn: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Certain documents referenced in this Proxy Statement are available on our website at www.akamai.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this Proxy Statement.

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management based on information currently available to them. Use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “should,” “may,” “could,” or similar expressions indicates a forward-looking statement. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, inability to grow revenue or increase profitability as projected, lack of market acceptance of new solutions and other factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017. We disclaim any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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EXECUTIVE SUMMARY

Below are highlights of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Our Mission and Strategy

The Internet plays a crucial role in the way companies, government agencies and other enterprises conduct business and reach the public. Smart enterprises want to take advantage of these trends safely, profitably and intelligently. At the same time, security threats are growing more prevalent and advanced. Enterprise applications are moving from behind the firewall to the cloud - making cybersecurity more complex to achieve than yesterday’s perimeter defense. More consumers are “cutting the cord” and consuming entertainment over the Internet rather than through traditional cable, and they are increasingly using mobile devices to consume content and shop. Web pages are becoming vastly more complex with advertisements, videos, graphics and other third-party content that impair speed and reliability. Our strategy is to bridge the gap between our customers’ digital goals and the inherent challenges of the Internet by providing technology that optimizes and secures the delivery of online content and applications.

Akamai 2017 Performance Highlights

Akamai has increased its revenue in each of the past five fiscal years and has been profitable over that same period. The charts below show our revenue and net income, calculated in accordance with generally accepted accounting principles in the United States, or GAAP, for those years.

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Our security business has grown rapidly in recent years as shown below:

Over the past five years, we have successfully generated cash from operations to use in strategic initiatives. We believe we have effectively deployed that cash in stock repurchases and acquisition activity as reflected in the chart below.

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ACQUISITIONS

We completed two acquisitions in 2017:

Our acquisition of Soasta, Inc. was intended to allow us to offer solutions designed to provide greater visibility into the business impact of our customers’ website and application optimization strategies. Our acquisition of Nominum, Inc. was intended to add complementary capabilities to our portfolio of security offerings while expanding our distribution to carriers that serve our enterprise customers.

Corporate Governance Snapshot

Akamai’s governance structure reflects our commitment to advancing the long-term interests of our stockholders, maintaining accountability, diversity, ethical conduct and alignment of interests between leadership and investors. Highlights of our governance profile include:

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Executive Compensation Overview

Akamai has developed an executive compensation program that is designed to closely align executive compensation with performance by allocating a majority of target compensation to performance-based equity awards that directly link the value of executive compensation to our stock price performance and tying annual incentive bonuses to performance against specific financial measures. We believe that a significant portion of executive pay should be variable and at risk. Specifically, the amount earned by the executive should primarily be tied to our financial performance and the performance of our stock price. The following graphs show the key design and structural aspects of our program.

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Summary of Voting Matters and Recommendations

Matter	Board Recommendation	See Page Number for More Information
Election of Directors	FOR each nominee
Amendments to Certificate of Incorporation to Declassify our Board of Directors	FOR
Advisory Vote on Executive Compensation	FOR
Ratification of Selection of Independent Auditors	FOR

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Part One – Corporate Governance Highlights

Akamai seeks to maintain and enhance its record of excellence in corporate governance by continually refining its corporate governance policies, procedures and practices to align with evolving best practices, taking into account issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant. We also place great value on stockholder input and engage regularly with our investors to gain insights into the governance issues about which they care most.

Overview of our Board of Directors

Our Board of Directors consists of 13 individuals with a range of backgrounds as reflected in the graphics below. Collectively, they bring industry expertise, leadership skills and financial sophistication to our corporate governance.

Board Refreshment

Akamai believes that having an independent, diverse, active and engaged Board of Directors has been key to our success. We also believe that new perspectives and ideas are critical to a forward-looking and strategic Board. At the same time, it is equally important to benefit from the valuable experience and familiarity that longer-serving directors bring to the boardroom. The Board believes that the skill set and perspectives of its members should remain sufficiently current and broad in dealing with current and changing business dynamics and, therefore, seeks to maintain a balance of directors with varying lengths of service and ages. While the Board recognizes that term limits and/or a mandatory retirement age could assist in this regard, they may have the unintended consequence of forcing the Board and Akamai to lose the contribution of directors who, over time, have developed increased judgment, knowledge and valuable insight into our business and operations. We have chosen to take an effective and more holistic, balanced approach to Board composition and director succession.

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We remain committed to ensuring our Board is composed of a highly capable and diverse group of directors well-equipped to oversee the success of the business and effectively represent the interests of stockholders. Six of our directors have been elected in the last five years. The average tenure for our independent directors is approximately 6.1 years.

Engaging with our Stockholders

During 2017 and early 2018, we reached out to 30 of our largest stockholders, which collectively held approximately 62% of our outstanding shares, to express an interest in meeting with them to discuss governance or executive compensation matters at Akamai. We met with more than 75% of those investors and discussed a broad range of operational, strategic and governance topics with them. A number of these meetings included Mr. Salerno, our Chairman of the Board. These engagement efforts and meaningful conversations provided our Board and management with a valuable understanding of investors’ perspectives and opportunity to exchange views. When the Board conducted its regular reviews of governance and executive compensation, it discussed the input we received and the evaluation process was reflective of those views. We were encouraged by the feedback we received and look forward to continuing our dialogue with our stockholders in the coming year.

Board Diversity

We believe that we have assembled an outstanding set of directors with varied backgrounds, experiences and viewpoints who understand our markets, our customers and our employees. Female and/or minority directors make up nearly one-third of the total Board. In addition, the Board is dedicated to encouraging diversity in leadership positions and two of our three standing committees are chaired by women.

Board Evaluations

A key component of our approach is a robust annual Board evaluation process. Led by our Lead Director and Chair of the Nominating and Corporate Governance Committee, this review is intended to elicit the views of all directors about what makes the Board effective, what improvements can be made, how their peers are most effective and whether steps should be taken to improve contributions and their views on the performance of the Board and its committees over the past year. We have historically also conducted individual peer evaluations. The Nominating and Corporate Governance Committee also regularly oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, experience, tenure, and diversity that promotes and supports the Company’s long-term strategy. In doing so, the Nominating and Corporate Governance Committee takes into consideration the overall needs, composition and size of the Board, as well as the criteria adopted by the Board regarding director candidate qualifications.

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Human Rights and Sustainability

Akamai is committed to mitigating the environmental impact of our operations. We have adopted a Sustainability Policy to reflect our belief that Akamai can and should operate with a limited environmental footprint. This Policy is centered on efforts to reduce greenhouse gas emissions arising from our business operations through energy conservation, energy efficiency, and the procurement of renewable energy; responsibly manage and dispose of our electronic waste; and deliver sustainable work environments that promote wellness and the conservation of natural resources through water efficiency, source reduction, material reuse and recycling, and the purchase of materials containing recycled and/or renewable natural resources. We set carbon output reduction targets and publicly share our progress in meeting those targets. In addition, we have submitted climate disclosures to the CDP, formerly the Carbon Disclosure Project, since 2010. In 2017, we announced our investment in a wind energy farm as part of our commitment to source renewable energy for 50 percent of our global network operations by 2020.

In 2016, we adopted a Human Rights Policy. We believe that the Internet can bring the world closer together and facilitate greater understanding among people across the globe. We are proud of our mission to make the Internet work better for people around the world. We also believe that respect for human rights is fundamental to unlocking the potential of the Internet and an essential value for the communities in which we operate. We are committed to ensuring that our employees, the people who work for our contractors, customers and suppliers, and individuals in the communities affected by our activities are treated with dignity and respect. Our Human Rights Policy is intended to advance these ideals.

Code of Ethics

We have adopted a written Code of Ethics that applies to, among others, our principal executive officer and principal financial and accounting officer, or persons serving similar functions. Our Code of Ethics is available on our website at www.akamai.com. We did not waive any provisions of the Code of Ethics for our directors or executive officers during the year ended December 31, 2017. If we amend, or grant a waiver under, our Code of Ethics that applies to our executive officers or directors, we intend to post information about such amendment or waiver on our website at www.akamai.com. We have also adopted Corporate Governance Guidelines, a copy of which is also available on our website at www.akamai.com/html/investor/corporate_governance.html.

Our Board of Directors

Our Board of Directors currently consists of 13 persons, divided into three classes, serving staggered terms of three years, as follows: five Class I directors (with terms expiring at the 2018 Annual Meeting of Stockholders), four Class II directors (with terms expiring at the 2019 Annual Meeting of Stockholders) and four Class III directors (with terms expiring at the 2020 Annual Meeting of Stockholders). In accordance with our amended and restated

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certificate of incorporation and amended and restated bylaws, the Board has voted to fix its size at 12 directors effective as of the 2018 Annual Meeting with four directors in each class.

Set forth below is information about the professional experiences of members of the Board, including the four nominees for election at the 2018 Annual Meeting of Stockholders. In addition, for each individual, we discuss the specific experience, qualifications and attributes that we believe qualify him or her to serve on the Board.

Nominees for Director Whose Terms Expire in 2018 (Class I Directors)

	Biography	Key Attributes
Jill Greenthal Director Since 2007 Age 61 Independent Board Committees Audit Nominating and Corporate Governance (Chair)

Senior Advisor in the Private Equity Group of The Blackstone Group, a global asset manager, since 2007

Senior Managing Director in Blackstone’s Advisory Group (2003-2007)

Previously served as Co-Head of the Global Media Investment Banking Group of Credit Suisse First Boston

Other Current Boards

Houghton Mifflin Harcourt, an educational content company

Cars.com, an online automotive marketplace

Prior Public Company Boards in Last 5 Years

Michaels Stores

Orbitz Worldwide

TEGNA Inc.

Rich experience as a leading investment banker and advisor, a role that has given her a deep understanding of capital markets and mergers and acquisitions

Insight into financial and strategic aspects of financial matters such as debt and equity financing transactions and acquisitions

Experience working with other Internet and media companies as they have built their businesses enables her to provide valuable counsel to both our management and fellow directors

Insight into corporate governance trends that drives conversations in our governance committee.

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	Biography	Key Attributes
Daniel Hesse Director Since 2016 Age 64 Independent Board Committees Audit Nominating and Corporate Governance	Former President and CEO, Sprint Corporation, a telecommunications provider, December 2007 to August 2014 Other Current Boards PNC Corporation, a financial institution

Insight into mobile and telecommunications industry affords important insight into strategy deliberations

Plays key role in the Audit Committee’s cybersecurity oversight function

Experience as a chief executive officer enables him to advise on leadership, management and operational issues

Leverages experience overseeing a large, complex technology company to provide valuable guidance and perspective

	Biography	Key Attributes
Tom Leighton Director Since 1998 Age 61	Chief Executive Officer, Akamai, since January 2013 Chief Scientist, Akamai (8/1998-12/2012) Professor of Applied Mathematics at the Massachusetts Institute of Technology since 1982 (on leave)

Co-founder and key developer of the software underlying our platform

Unparalleled understanding of our technology and how the Internet works

Crucial source of industry information, technical and market trends and how Akamai can address those needs

Provides the Board with vital information about the strategic and operational challenges and opportunities facing the company

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	Biography	Key Attributes
William Wagner Director Since 2018 Age 51 Independent	President and CEO of LogMeIn, Inc., a software-as-a-service company since December 2015, having previously served from May 2013 through November 2015 as its President and Chief Operating Officer.

Extensive sales and marketing leadership experience in successful technology and software-as-a-service businesses

Current experience as a chief executive officer in the software industry

Understanding of how customers use Akamai solutions

Directors With Terms That Will Expire in 2019 (Class II Directors)

	Biography	Key Attributes
Pamela Craig Director Since 2011 Age 61 Independent Board Committees Audit (Chair) Compensation

Former Chief Financial Officer of Accenture, a global management consulting, technology services and outsourcing organization, October 2006 to July 2013, having previously served in numerous positions at the firm

Other Current Boards

Merck and Co., a pharmaceutical company

Advisory board member of SpencerStuart, a global executive search and recruitment firm

Prior Public Company Boards in Last 5 Years

VMware

Walmart Stores

Knowledge, leadership experience and insight from her significant leadership role at Accenture provides us with unique insight into how to manage a large, global organization that has grown rapidly

Keen understanding of the challenges our current and potential customers face in interacting with customers, suppliers and partners across the world in a rapidly changing technological environment

Knowledge of in complex global business issues and financial and accounting matters

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	Biography	Key Attributes
Jonathan Miller Director Since 2015 Age 61 Independent Board Committees Compensation Nominating and Corporate Governance

Partner at Advancit Capital, a venture capital firm focusing on early-stage companies, since 2014

Former Chairman and CEO of the Digital Media Group and Chief Digital Officer of Newscorp, a global media company (4/2009-12/2013)

Other Current Boards

AMC Networks, an entertainment company

Interpublic Group of Companies, a marketing solutions provider

J2 Global, which provides telecommunications solutions as well as technology, gaming and lifestyle content

Prior Public Company Boards in Last 5 Years

TripAdvisor

Houghton Mifflin Harcourt

Live Nation

RTL Group

Shutterstock

Insight into the challenges, goals and priorities of media companies such as those that are key current and prospective customers

Key participant in the rapid development of the Internet as a global platform for video and audio entertainment

Deep understanding of the ongoing evolution of digital media

Involvement with early-stage media and technology companies gives our management and the Board a window into developments that could shape our industry in the future

	Biography	Key Attributes
Paul Sagan Director Since 2005 Age 59

Managing Director, since 2018, at General Catalyst Partners, a venture capital firm; previously served as executive in residence (XIR) at the firm from 2014 until 2017.

Former Chief Executive Officer, President and Chief Operating Officer (1/2005-12/2012)

Previously served as a Senior Advisor to the World Economic Forum and in senior executive positions at Time Warner Cable, Time Inc. and CBS, Inc.

Other Current Boards

VMware, Inc., a provider of information infrastructure technology and solutions

Prior Public Company Boards in Last 5 Years

EMC

iRobot

Having overseen every aspect of our operations for nearly fifteen years, has an unparalleled understanding of our business, personnel needs and customers and the markets in which we operate

From his roles at General Catalyst, provides helpful insight into innovation developments among emerging companies

Past and present service on boards of an array of other public companies allows him to bring valuable experience from those directorships

High level of integrity and strong sense of corporate responsibility, valuable key attributes that contribute to the effective functioning of our Board

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	Biography	Key Attributes
Naomi Seligman Director Since 2001 Age 79 Independent Board Committees Audit Nominating and Corporate Governance

Senior partner at Ostriker von Simson, a consulting firm focusing on information technology, which brings together CIOs, CEOs, and other top executives from the largest multinational enterprises and premier venture capitalists and entrepreneurs to discuss technology issues, since 1999

Other Current Boards

Oracle Corporation, an enterprise software company

Vice Chairman of New Leaders, a national nonprofit for developing school leaders

School of American Ballet

Prior Public Company Boards in Last 5 Years

iGate

Sun Microsystems

Dun & Bradstreet

Frequent interactions with technology company CEOs and Fortune 100 corporate CIOs give her a deep understanding of ongoing developments across the technology landscape

Educates management and the Board about the priorities of our current and potential customers

Understanding of investor perspectives, providing insight into how to communicate effectively with that community

Experience, intelligence and willingness to challenge assumptions stimulate productive Board discussions to ensure that there are fulsome and appropriate deliberations

Directors With Terms That Will Expire in 2020 (Class III Directors)

	Biography	Key Attributes
Monte Ford Director Since 2013 Age 58 Independent Board Committees Compensation Nominating and Corporate Governance

Principal of CIO Strategy Exchange, a membership organization for chief information officers since 2016

Network Partner at Brightwood Capital Partners, a venture capital firm

CEO of Aptean Software, a provider of enterprise application software (2/2012-9/2013)

SVP & CIO of American Airlines (2000-2011)

Other Current Boards

Michaels Stores, Inc., an arts and crafts retailer

Prior Public Company Boards in Last 5 Years

Oncor Electric

Experience as an information technology executive:

🌑   CEO of a software company

🌑   At American Airlines, oversaw all aspects of information systems and business analytics functions

Helps fellow Board members and management understand what Akamai’s current and potential customers expect and want from our solutions and to provide actionable insight into our innovation initiatives

Provides valuable advice and counsel regarding potential improvements to our internal IT systems

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	Biography	Key Attributes
Peter Tom Killalea Director Since 2018 Age 50

President, Aionle LLC, a consulting firm, since November 2014

VP Technology, Amazon.com, (2008-11/2014)

Other Current Boards

Capital One Financial Corp., a financial services company

MongoDB, operator of a database platform

Prior Public Company Boards in Last 5 Years

Xoom

Professional focus on Internet security issues, a key area of emphasis in Akamai’s strategic plan

Experience with digital innovation and focus on customer experience

Understanding of the CDN business through his work on the AWS platform at Amazon

Extensive corporate governance experience serving on several public company boards

	Biography	Key Attributes
Frederic Salerno Director Since 2002 Age 74 Independent Board Committees Audit Nominating and Corporate Governance

Akamai’s Chairman of the Board since March 2018; previously Lead Independent Director since 2013

Former executive at Verizon Communications, a telecommunications provider (1997-2002), last serving as Vice Chairman and CFO

Other Current Boards

Florida Community Bank, a regional bank

Intercontinental Exchange, an electronic exchange for trading commodities

Prior Public Company Boards in Last 5 Years

CBS Broadcasting

Consolidated Edison

National Fuel Gas Company

Popular Inc.

Viacom

Deep understanding of financial markets, financial statements and investments

Provides essential guidance about capital structure and other strategic matters

Leadership, professional judgment and operating experience enable him to provide keen insight in helping address issues faced by the company

Valued advisor to management and other directors when we are contemplating strategic initiatives intended to enable future growth

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	Biography	Key Attributes
Bernardus Verwaayen Director Since 2013 Age 65 Independent Board Committees Compensation (Chair) Nominating and Corporate Governance

General Partner of Keen Venture Partners, a venture capital firm, since 2017

Former Chief Executive Officer of Alcatel-Lucent, a provider of communications equipment and solutions (2008-11/2013)

Former Chief Executive Officer of British Telecom, a provider of communications services (2002-2008)

Other Current Boards

Akzo Nobel, a manufacturer of powder coatings

Bharti Airtel, a global telecommunications company

Brings an international perspective to our Board deliberations, helping us better understand non-U.S. markets, public policy issues and how to operate with a global employee base

CEO experience enables him to provide significant guidance to our CEO on management, leadership and operational issues

Ability to leverage knowledge of telecommunications industry to advise us on carrier strategy and network relationships

Deep understanding of motivational aspects of executive compensation approaches and applicable international issues

Director With Term That Will Expire in 2018 Not Standing for Re-Election

Biography
George Conrades Director Since 1998 Age 79

In March 2018, Mr. Conrades announced his retirement from the Board effective as of the 2018 Annual Meeting.

*    *    *

Chairman of the Board, Akamai, 1999-2018.

Managing Partner of Longfellow Venture Partners, an early stage venture capital company, since 2014 and a venture partner emeritus of Polaris Venture Partners, Inc., an early stage investment company

Former Chief Executive Officer, Akamai (4/1999-4/2005)

Other Current Boards

Oracle Corporation, an enterprise software company

Prior Public Company Boards in Last 5 Years

Harley-Davidson

Ironwood Pharmaceuticals

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Our Executive Officers

Our executive officers as of February 28, 2018 were:

F. Thomson Leighton, age 61, was elected Akamai’s Chief Executive Officer in January 2013, having previously served as our Chief Scientist since he co-founded the company in 1998. As discussed above, Dr. Leighton also serves on our Board of Directors.

Aaron Ahola, age 48, joined Akamai in April 2000. During his tenure, he previously served as a Vice President and Deputy General Counsel from 2011 to 2017. In addition, from 2008 until 2017, he was our Chief Privacy Officer. From 2015 until 2017, he was our Chief Compliance Officer. In October 2017, he became our Senior Vice President, General Counsel and Corporate Secretary.

James Benson, age 51, was elected Akamai’s Chief Financial Officer in February 2012, having previously served as Senior Vice President – Finance between September 2009 and February 2012. Prior to joining Akamai, he had been Vice President, Finance/Operations & CFO – Americas Technology Solutions Group at Hewlett-Packard.

Robert Blumofe, age 53, became Akamai’s Executive Vice President, Platform and General Manager of the Enterprise Division in April 2016. He had previously served as our Executive Vice President – Platform since January 2013. He was Senior Vice President – Networks & Operations between 2008 and 2012, having previously served in a variety of positions at Akamai since joining us in 1999.

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James Gemmell, age 57, became our Executive Vice President and Chief Human Resources Officer in January 2015. He joined Akamai in April 2013 as Senior Vice President and Chief Human Resources Officer. Previously, he was employed at Cisco Systems, the technology equipment maker, from 2000 until April 2013, most recently serving as Executive Advisor from October 2012 through March 2013 and Interim Chief Human Resources Officer from May 2011 through September 2012.

Adam Karon, age 46, joined Akamai in February 2005 and has served in numerous leadership positions during his tenure. In March 2017, he became Executive Vice President and General Manager of the Media and Carrier Division. From July 2011 through December 2013, he was a Vice President in our services organization. He served as Senior Vice President, Global Services and Support from January 2014 through February 2017.

Rick McConnell, age 52, became Akamai’s President and General Manager of the Web Division in May 2016, having previously served as President – Products and Development from January 2013 through May 2016 and Executive Vice President – Products and Development from November 2011 through December 2012. Prior to joining Akamai, Mr. McConnell was in a number of executive positions at Cisco Systems. Mr. McConnell was Chief Executive Officer of Latitude Communications, which was acquired by Cisco in January 2004.

Bill Wheaton, age 56, joined Akamai in 2000 as a result of our acquisition of InterVu, Inc. Mr. Wheaton served in a variety of roles before being promoted from Vice President to Senior Vice President, Media Business Unit in 2011. He was Executive Vice President, Media Division from July 2015 through February 2017. He became our Chief Strategy Officer in March 2017.

Security Ownership of Certain Beneficial Owners and Management

The following table includes information as to the number of shares of our common stock beneficially owned as of February 28, 2018, by the following:

🌑	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

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🌑	each of our directors;

🌑	our Named Executive Officers, who consist of (i) our principal executive officer during 2017; (ii) our principal financial officer during 2017; and (iii) our three other most highly compensated employees who were serving as executive officers on December 31, 2017; and

🌑	all of our executive officers and directors as of February 28, 2018 as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and/or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days after February 28, 2018, through the exercise of any stock option or other equity right. Unless otherwise indicated, the address of each person identified in the table below is c/o Akamai Technologies, Inc., 150 Broadway, Cambridge, Massachusetts 02142. On February 28, 2018, there were 169,977,772 shares of our common stock outstanding.

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Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (%)
5% Stockholders
The Vanguard Group (1)	16,567,469	9.7
FMR LLC (2)	10,854,126	6.4
BlackRock, Inc. (3)	10,582,672	6.2
Clearbridge Investments, LLC (4)	9,105,713	5.4
Directors
George H. Conrades (5)	531,644	*
Pamela J. Craig (6)	42,708	*
Monte Ford (7)	35,825	*
Jill A. Greenthal	38,197	*
Daniel Hesse	2,562	*
Peter T. Killalea (8)	0	*
F. Thomson Leighton	3,626,773	2.1
Jonathan Miller	8,101	*
Paul Sagan (9)	620,472	*
Frederic V. Salerno (10)	67,022	*
Naomi O. Seligman (11)	56,892	*
Bernardus Verwaayen (12)	37,273	*
William R. Wagner (13)	0	*
Other Named Executive Officers
James Benson	31,376	*
Robert Blumofe	36,106	*
Rick McConnell	45,052	*
William Wheaton (14)	48,847	*
All executive officers and directors as of February 28, 2018 as a group (20) persons) (15)	5,503,671	3.2

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.
(1)

The information reported is based on a Schedule 13G/A filed with the Commission on February 8, 2018 by The Vanguard Group, Inc., or Vanguard, which reports its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reports that it holds sole dispositive power with respect to 16,300,077 shares, sole voting power with respect to 235,146 shares, shared dispositive power with respect to 267,392 shares and shared voting power with respect to 33,805 shares.

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(2)	The information reported is based on a Schedule 13G filed with the Commission on February 13, 2018 by FMR LLC, which reports its address as 245 Summer Street, Boston, Massachusetts 02210. FMR LLC reports that it has sole voting power with respect to 667,421 shares and sole dispositive power with respect to all of the shares held by it.
(3)	The information reported is based on a Schedule 13G/A filed with the Commission on January 29, 2018 by BlackRock, Inc., or BlackRock, which reports its address as 55 East 52nd Street, New York, New York 10055. BlackRock reports that it holds sole voting power with respect to 9,110,311 shares and sole dispositive power with respect to all of the shares held by it.
(4)	The information reported is based on a Schedule 13G filed with the Commission on February 14, 2018 by Clearbridge Investments, LLC, or Clearbridge, which reports its address as 620 8th Avenue, New York, NY 10018. Clearbridge reports that it holds sole voting power with respect to 8,725,875 shares and sole dispositive power with respect to all of the shares held by it.
(5)	Includes 1,500 shares held by Mr. Conrades’ wife and 52,706 shares issuable in respect of deferred stock units, or DSUs, that have vested but not yet been distributed.
(6)	Includes 4,830 shares issuable in respect of DSUs that have vested but not yet been distributed.
(7)	Includes 24,271 shares of our common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2018.
(8)	Mr. Killalea joined the Board of Directors in March 2018.
(9)	Includes 117,292 shares of our common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2018, 6 shares held by Mr. Sagan in a trustee capacity and 9,112 shares issuable in respect of DSUs that have vested but not yet been distributed.
(10)	Includes 4,830 shares issuable in respect of DSUs that have vested but not yet been distributed.
(11)	Includes 48,032 shares issuable in respect of DSUs that have vested but not yet been distributed.
(12)	Consists of 25,062 shares of our common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2018 and 12,211 shares issuable in respect of DSUs that have vested but not yet been distributed.
(13)	Mr. Wagner joined the Board of Directors in April 2018.
(14)	Includes 3,922 shares of our common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2018 and 460 shares issuable in respect of restricted stock units, or RSUs, vesting within such time period.
(15)	Includes 170,547 shares of our common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2018, 3,929 shares issuable in respect of RSUs vesting within such time period, and 131,721 shares issuable in respect of DSUs that have vested but not yet been distributed.

Board Leadership and Role in Risk Oversight

Chairman of the Board

From 1999 until March 2018, George Conrades was our Chairman of the Board. In this role, he worked with the Lead Director and Chief Executive Officer to prepare Board meeting agendas, chaired meetings of the Board and our annual stockholder meetings and informed other directors about the overall progress of Akamai. Mr. Conrades also provided advice and counsel to the Chief Executive Officer and other executive officers, particularly relating to strategy, key customer accounts, market opportunities and leadership development. In addition, Mr. Conrades consulted in the annual performance evaluation of the Chief Executive Officer.

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Lead Director

Frederic Salerno served as our independent Lead Director of our Board from May 2013 until March 2018. In this role, he presided over meetings of the independent members of our Board of Directors, provided leadership and advice to management on key strategic initiatives and sought to ensure effective communication among the committees of the Board. Mr. Salerno also worked with the Chairman of the Board to review and recommend committee memberships for the Board. He led discussions on the performance of the Chief Executive Officer and succession planning for executive officers and other key management positions. Mr. Salerno also took the lead role in providing feedback from our annual director peer evaluation process to his fellow Board members. In March 2018, Mr. Salerno was elected Chairman of the Board. We do not currently intend to appoint a new Lead Director to replace Mr. Salerno.

Roles of Chairman of the Board, CEO and Lead Director

Currently, the roles of Chairman of the Board of Directors and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities at this time. Mr. Salerno, as a strong independent director, is able to play a key role in ensuring Board effectiveness, management oversight and adherence to good governance principles. Dr. Leighton is then better able to focus on our day-to-day business and strategy, meet with investors and convey the management perspective to other directors.

Risk Oversight

Our Board of Directors has an active role in supervising management’s oversight of Akamai’s risks. The Board and its committees perform this through both formal and informal mechanisms. They review business, regulatory, operational, cyber security and other risks that are incorporated in operating and strategic presentations that members of management and our advisors make to the Board. In addition, the Board regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Financial reporting risks are typically addressed by the Audit Committee through internal audits, committee agenda items, ethics and whistleblower updates and other discussions. As an example, the Audit Committee has overseen and reviewed analyses prepared by our internal audit function designed to assess the likelihood that enumerated risks would occur, the harm such risks would create if they occurred and current sufficiency of controls to address such risks. The Compensation Committee, in consultation with our independent executive compensation consultants, reviews Akamai’s management of executive compensation and retention risks as part of its annual executive compensation review and individual compensation discussions. See also the discussion of our annual risk assessment in “How We Evaluate and Address Risk in Our Compensation Policies and Practices” in Part Two of this Proxy Statement. The full Board typically reviews on an annual basis executive succession planning and development. The Nominating and Corporate Governance Committee, or the N&G Committee, assists the Board in fulfilling its oversight

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responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Board Committees

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Board. Copies of the charters are posted in the Investor Relations section of our website at www.akamai.com. The Board has determined that all of the members of each of the three standing committees of the Board are independent as defined under The Nasdaq Stock Market, Inc. Marketplace Rules, or the Nasdaq Rules, including, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Securities Exchange

Act of 1934, as amended, and, in the case of all members of the Compensation Committee, the independence requirements under Rule 10C-1 under the Exchange Act. Membership on each standing committee as of February 28, 2018 is reflected in the chart below.

Committee Membership as of December 31, 2017

	Audit	Compensation	N&G
Pamela Craig	X*	X
Monte Ford		X	X
Jill Greenthal	X		X*
Daniel Hesse		X	X
Jonathan Miller		X	X
Frederic Salerno	X		X
Naomi Seligman	X		X
Bernardus Verwaayen		X*	X

*	Committee Chair

The Audit Committee assists the Board of Directors in overseeing the financial and accounting reporting processes and audits of our financial statements, which includes reviewing the professional services provided by our independent auditors, the independence of such auditors from our management, our annual financial statements and our system of internal financial and IT controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board has determined that Ms. Craig is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K promulgated by the Commission under the Exchange Act. The Audit Committee held nine meetings in 2017.

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The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers, including determining the compensation of our Chief Executive Officer and other executive officers, administering our bonus, incentive compensation and stock plans, approving equity grants and approving the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices. The Compensation Committee is directly responsible for the appointment and oversight of our independent compensation consultants and other advisors it retains. The Compensation Committee held eight meetings in 2017 and took one action by unanimous written consent.

The N&G Committee is responsible for, among other things, identifying individuals qualified to become members of our Board of Directors; recommending to the full Board the persons to be nominated for election as directors and to each of its committees; overseeing self-evaluation of the Board, including the performance of individual directors; and reviewing and making recommendations to the Board with respect to corporate governance practices. The N&G Committee held five meetings in 2017 and took one action by unanimous written consent.

Mr. Killalea was appointed to the Audit Committee of the Board in March 2018. Mr. Wagner was elected to the Board in April 2018 and has not yet been appointed to a standing committee.

Meeting Attendance

The Board of Directors held eight meetings during 2017 and took two actions by unanimous written consent. Each incumbent director attended more than 75% of the total number of meetings of the Board and each committee on which he or she served during the fiscal year ended December 31, 2017. All directors are expected to attend regular Board meetings, Board committee meetings for committees on which he or she serves and our annual meeting of stockholders. All of our then-incumbent directors attended the 2017 Annual Meeting of Stockholders.

Determination of Independence

Under the Nasdaq Rules, a director of Akamai will only qualify as an “independent director” if, in the opinion of the Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of the following individuals is an “independent director” as defined under Nasdaq Rule 5605(a)(2):

Pamela Craig	Monte Ford	Jill Greenthal
Daniel Hesse	Tom Killalea	Jonathan Miller
Frederic Salerno	Naomi Seligman	Bernardus Verwaayen
William Wagner

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The Board had previously made a similar determination of independence with respect to Steven Scopellite, who served as a director until the 2017 Annual Meeting of Stockholders.

In making its independence determination with respect to Mr. Wagner, the Board considered that, in 2017, Akamai sold approximately $1,700,000 of products and services to, and purchased approximately $1,500 of products and services from, LogMeIn, Inc., where Mr. Wagner is an executive officer. The amount of sales and the amount purchases in 2017 were less than 0.2% of LogMeIn, Inc.’s annual revenues and less than 0.1% of Akamai’s annual revenues and the transactions were conducted in the ordinary course of business, on commercial terms and on an arms’-length basis.

Our independent directors meet separately as part of each Board meeting and at other times as appropriate. In the independent director sessions, Mr. Salerno and the other independent directors review management performance, assess the focus and content of meetings of the Board and establish the strategic issues that the Board believes should be the focus of management’s attention to drive short-term and longer-term business success. Mr. Salerno then provides feedback to the Chief Executive Officer and other members of management on their performance and important issues on which the independent members of the Board believe management should focus.

Director Compensation

The following table sets forth compensation paid in 2017 to our directors for their service as directors, other than Dr. Leighton, whose compensation is reflected in “Executive Compensation Matters” below:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
George H. Conrades (2)	95,000	245,005	340,005
Pamela L. Craig (3)	80,000	245,005	325,005
Monte Ford (4)	75,000	225,008	300,008
Jill A. Greenthal (5)	80,000	229,995	309,995
Daniel Hesse (6)	75,000	225,008	300,008
Jonathan Miller (7)	75,000	225,008	300,008
Paul Sagan (8)	75,000	225,008	300,008
Frederic V. Salerno (9)	95,000	245,005	340,005
Steven Scopellite (10)	75,000	—	75,000
Naomi O. Seligman (11)	75,000	225,008	300,008
Bernardus Verwaayen (12)	80,000	245,005	325,005

(1)	Consists of DSUs granted to directors on May 16, 2017. The amount reflects the grant date fair value, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718.

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(2)	At December 31, 2017, Mr. Conrades held 5,158 unvested DSUs.
(3)	At December 31, 2017, Ms. Craig held 5,158 unvested DSUs and stock options to purchase 26,333 shares of our common stock.
(4)	At December 31, 2017, Mr. Ford held 4,737 unvested DSUs and stock options to purchase 24,721 shares of our common stock.
(5)	At December 31, 2017, Ms. Greenthal held 4,842 unvested DSUs.
(6)	At December 31, 2017, Mr. Hesse held 5,127 unvested RSUs and 4,737 unvested DSUs.
(7)	At December 31, 2017, Mr. Miller held 1,833 unvested RSUs and 4,737 unvested DSUs.
(8)	At December 31, 2017, Mr. Sagan held 4,737 unvested DSUs and stock options to purchase 117,292 shares of our common stock.
(9)	At December 31, 2017, Mr. Salerno held 5,158 unvested DSUs.
(10)	Mr. Scopellite was a director from January 1, 2017 until May 17, 2017. He did not hold any equity awards at December 31, 2017.
(11)	At December 31, 2017, Ms. Seligman held 4,737 unvested DSUs.
(12)	At December 31, 2017, Mr. Verwaayen held 5,158 unvested DSUs and stock options to purchase 25,062 shares of our common stock.

Mr. Killalea was elected to the Board of Directors in March 2018 and, therefore, did not receive any director compensation in 2017. Mr. Wagner was elected to the Board in April 2018 and likewise did not receive any director compensation in 2017.

Under our non-employee director compensation plan, non-employee directors are entitled to receive annual compensation of $300,000, of which $75,000 is paid in cash and $225,000 is paid in DSUs representing the right to receive shares of Akamai common stock. This compensation is generally paid or, in the case of DSUs, granted, on the date of our annual meeting of stockholders, and the number of DSUs issued is based on the fair market value of our common stock on that date. For so long as the person remains a director, DSUs will vest in full on the first anniversary of the grant date, but a director may defer distribution of his or her shares for up to ten years. If a director has completed one year of service on our Board, vesting of 100% of the DSUs held by such director will accelerate at the time of his or her departure from the Board.

In addition, our Chairman of the Board and Lead Director are entitled to $40,000 of additional annual compensation, of which $20,000 is paid in cash and $20,000 is paid in DSUs. Chairs of the Audit Committee and the Compensation Committee are

entitled to $25,000 of additional compensation, of which $5,000 is paid in cash and $20,000 is paid in DSUs. The Chair of the N&G Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive RSUs with a fair value at the time of grant of $400,000 when he or she joins the Board. Such RSUs vest over a three-year period, with one-third vesting on each of the first, second and third anniversaries of the date of grant. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board.

Stock Ownership Guidelines

We have minimum stock ownership requirements for our senior management team and Board of Directors. Pursuant to the guidelines, each member of Akamai’s senior

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management team is required to own a number of shares of our common stock having at least the value calculated by applying the following multiples: for the Chief Executive Officer, six times his base salary; for Named Executive Officers, two times his or her base salary; and for other executives, one times his or her base salary. In addition, each non-employee director is required to own a number of shares of our common stock having a value equal to five times his or her then-current base cash retainer. If a director’s base cash retainer or an executive’s base salary is increased, the minimum ownership requirement shall be re-calculated at the end of the year in which the increase occurred, taking into account our stock price at that time. If a non-employee director or executive fails to meet the ownership guidelines as of a test date that occurs after the period of time for attainment of the ownership level, he or she will not be permitted to sell any shares of our common stock until such time as he or she has exceeded the required ownership level. A more detailed description of these guidelines, including the timeline for compliance, is set forth in our Corporate Governance Guidelines, which are posted on our website at www.akamai.com/html/investor/corporate_governance.html. All directors are currently in compliance with the ownership guidelines.

N&G Committee’s Process for Reviewing and Considering Director Candidates

The N&G Committee assists the Board of Directors in identifying and attracting individuals qualified to become members of our Board. In executing its mission to solicit qualified candidates to become directors of Akamai, the N&G Committee seeks to attract intelligent potential candidates from varied backgrounds who have a strong desire to understand and provide insight about Akamai’s business and corporate goals; to understand and contribute to the role of the Board in representing the interests of stockholders; and to promote good corporate governance and ethical behavior by the members of the Board and our employees.

Criteria Used to Consider Nominees to the Board of Directors

In assessing whether an individual has these characteristics and whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the N&G Committee will apply the criteria attached to its charter. These criteria include:

🌑	Integrity, honesty and adherence to high ethical standards

🌑	Business and financial acumen

🌑	Knowledge of Akamai’s business and industry

🌑	Experience in business, government, or other fields relevant to our business

🌑	Diversity

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🌑	Avoidance of potential conflicts of interest with various constituencies of Akamai

🌑	Commitment to dedicate the necessary time and attention to Akamai

🌑	Ability to act in the interests of all stockholders

The Board particularly values demonstrated leadership experience and skills and reputation for high standards of honesty, ethics and integrity. Although the N&G Committee does not assign specific weights to particular criteria, we believe that it is essential that all potential Board members have integrity and honesty, adhere to high ethical standards and possess a commitment to dedicate the necessary time and attention to Akamai and an ability to act in the interests of all stockholders without any potential personal conflict of interest. The N&G Committee and the Board believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

With respect to considering whether to re-nominate our incumbent directors, the N&G Committee and the full Board apply the criteria discussed above. The Board may also take into account information available to it about directors’ professional status and performance on other boards of directors. In addition, each of our directors annually undergoes an evaluation by the other directors, which measures, among other things, the director’s contributions to the Board including his or her knowledge, experience and judgment. In addition, if there is a change in a director’s professional status, under our Corporate Governance Guidelines, that director must offer to resign from the Board and in considering whether to accept the resignation, the Board considers whether the director’s new status continues to complement the Board’s skills and qualities.

Importance of Diversity

Since adoption in 2003, the Criteria for Nomination as a director appended to Akamai’s N&G Committee charter have always emphasized the importance of diversity in determining the appropriate composition of our Board of Directors. The Criteria specifically state, “The [N&G] Committee shall actively consider nominees who can contribute to the diversity of the Board in terms of gender, race, ethnicity, professional background. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.”

Following the 2018 Annual Meeting, female and/or minority directors will make up one-third of the total Board as proposed. To help us maintain the broad diversity we have already achieved and to continually assess the effectiveness of this diversity policy, the Board conducts an annual self-evaluation and survey. The survey questions include an assessment of whether the composition of the Board is appropriately diverse and reflects the skills, experience and other characteristics consistent with achieving our corporate goals now and in the coming years.

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Process for Identifying Candidates to Serve as Directors

To identify and evaluate attractive candidates, the members of the N&G Committee actively and regularly solicit recommendations for highly-qualified director candidates, including from other members of Akamai’s Board of Directors and other professional contacts. As potential candidates emerge, the N&G Committee meets from time to time to evaluate biographical information and background material relating to potential candidates; discusses those individuals with other members of the Board; and reviews the results of personal interviews and meetings conducted by members of the Board, senior management and our outside advisors.

At the Annual Meeting, stockholders will be asked to consider the elections of Messrs. Hesse and Wagner, each of whom has been nominated for election as a director for the first time. Mr. Hesse was appointed to the Board in 2016. He was initially recommended by a non-management director. Mr. Wagner was appointed to the Board in April 2018. He was initially recommended by Elliott Management Corporation, an Akamai stockholder, with which we entered into a Cooperation Agreement in March 2018 related to, among other things, appointment of additional directors to our Board. A copy of the Cooperation Agreement was filed as an exhibit to our Current Report on Form 8-K filed with the Commission on March 9, 2018. The Board determined to include Messrs. Hesse and Wagner among its nominees.

Stockholders may recommend individuals to the N&G Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Akamai Technologies, Inc., 150 Broadway, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the N&G Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under Akamai’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the N&G Committee or the Board, by following the procedures set forth in our bylaws and described under “Deadline for Submission of Stockholder Proposals for the 2019 Annual Meeting” below.

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Director considers to be important for the Board to know.

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Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Corporate Secretary, Akamai Technologies, Inc., 150 Broadway, Cambridge, Massachusetts 02142.

Compensation Committee Interlocks and Insider Participation

Ms. Craig and Messrs. Ford, Hesse, Miller and Verwaayen were members of the Compensation Committee throughout 2017. Mr. Scopellite was a member of the Compensation Committee from January 1, 2017 until May 17, 2017. No member of the Compensation Committee was at any time during 2017, or formerly, an officer or employee of Akamai or of any of our subsidiaries, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of the Compensation Committee receives compensation, directly or indirectly, from Akamai in any capacity other than as a director.

None of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity where an executive officer of that entity also served as a director or member of our Compensation Committee at any time during 2017.

Report of the Audit Committee

The Audit Committee of our Board of Directors has furnished the following report on the Audit Committee’s review of our audited financial statements:

The Audit Committee of Akamai’s Board of Directors is responsible for, among other things:

🌑	Monitoring the integrity of Akamai’s consolidated financial statements

🌑	Oversight of Akamai’s compliance with legal and regulatory requirements

🌑	Oversight of Akamai’s system of internal controls (including oversight of our internal audit function, which reports directly to the Audit Committee)

🌑	Appointment, oversight and evaluation of the qualifications, independence and performance of our internal and independent auditors with the authority to replace Akamai’s independent auditors

🌑	Review and oversight of handling of ethical issues brought to the attention of management and the Board

🌑	Review of management’s enterprise risk assessments

The Audit Committee acts under a written charter that is available on our website at www.akamai.com/html/investor/corporate_governance.html. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the Nasdaq Rules.

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Akamai’s management is responsible for the financial reporting process, including Akamai’s system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP. PricewaterhouseCoopers LLP, or PwC, Akamai’s independent auditors, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to the financial statements concerning compliance with laws, regulations or GAAP or as to auditor independence.

Our Director of Internal Audit reports directly to the Audit Committee. The Internal Audit function annually conducts a series of audits to test Akamai’s internal financial and IT controls. This annual internal audit plan is reviewed and approved by the Audit Committee. Individual audit reports are reviewed at each Audit Committee meeting and any deficiencies are reviewed with management.

We reviewed Akamai’s audited consolidated financial statements that were included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Commission, which we refer to herein as the Financial Statements. We reviewed and discussed the Financial Statements with Akamai’s management and PwC. PwC has represented to the Audit Committee that, in its opinion, Akamai’s Financial Statements were prepared in accordance with GAAP. We discussed with PwC the matters required to be discussed by AS 1301: Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

We also discussed with PwC its independence from Akamai and considered whether PwC’s rendering of certain services to Akamai, other than services rendered in connection with the audit or review of the Financial Statements, is compatible with maintaining PwC’s independence. See “Ratification of Selection of Independent Auditors” included elsewhere in this Proxy Statement. In connection with these matters, Akamai received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

Based on our review of the Financial Statements and reports to us and our participation in the meetings and discussions described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Financial Statements be included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the Commission.

We have also appointed PwC to act as Akamai’s independent auditors for 2018.

Audit Committee

Pamela Craig—Chair	Jill Greenthal
Frederic Salerno	Naomi Seligman

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Certain Relationships and Related Party Transactions; Code of Ethics; Interest in Annual Meeting Matters

Akamai did not enter into any transactions of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. Under our written Code of Ethics, our employees and members of our Board of Directors are prohibited from entering into any business, financial, or other relationship with our existing or potential customers, competitors, or suppliers that might impair, or appear to impair, the exercise of his or her judgment for Akamai. Our Code of Ethics also prohibits situations involving Akamai entering into a business transaction with an executive officer or director, a family member of an executive officer or director, or a business in which such a person has any significant role or interest if such a transaction could give rise to a conflict of interest. Our executive officers and directors are obligated under the Code of Ethics to disclose to our Legal Department any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Under the procedures reflected in our Code of Ethics and Audit Committee Charter, proposed related party transactions are subject to review to determine if they are in our best interests and, if such transaction is entered into, the conditions under which it may proceed. Proposed transactions involving executive officers, other than the General Counsel, are reviewed and subject to approval by the General Counsel after notifying the Audit Committee and the Lead Director. Proposed transactions involving the General Counsel or a director are reviewed and subject to approval by disinterested members of the Audit Committee after notifying the Lead Director.

No person who served as a director or executive officer of Akamai during the year ended December 31, 2017 has a substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting. Each executive officer serves at the discretion of the Board and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

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Part Two – Executive Compensation Matters

Compensation Discussion and Analysis (CD&A)

The following discussion and analysis of Akamai’s executive compensation objectives, policies and practices is designed to provide an overview of the material elements of our compensation structure. This discussion is focused on the following persons who served as Akamai executive officers in 2017:

Name	Title	Date Appointed to Current Role	Year of Hire
F. Thomson Leighton	Chief Executive Officer	January 2013	1998
James Benson	Chief Financial Officer	February 2012	2009
Robert Blumofe	EVP, Platform and GM of Enterprise Division	April 2016	1999
Rick McConnell	President and GM Web Division	January 2013	2011
William Wheaton	Chief Strategy Officer	March 2017	2000

We refer to these individuals as our Named Executive Officers or our NEOs. Please refer to the “Summary Compensation Table” and the additional tables that follow for detailed information on compensation paid to our NEOs.

Executive Summary

In this Executive Summary, we describe our guiding principles on executive compensation, how those principles have aligned with our executive pay outcomes and how we establish our compensation levels and performance targets. We also discuss key compensation policies and practices.

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Our Compensation Principles

We use the following guiding principles to design our compensation programs:

Aligning Executive Compensation with our Performance

Akamai seeks to align executive compensation with performance by:

🌑	Tying annual incentive bonuses to performance against specific financial measures

🌑	Utilizing performance-based vesting restricted stock units, or PRSUs, that require achievement of financial targets to vest

🌑	Granting restricted stock units that require us to meet relative total shareholder return, or TSR, targets in order to vest, which we refer to as TSR-Based RSUs

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We believe that a significant portion of executive pay should be variable and at risk. Specifically, the amount earned by the executive should primarily be tied to our financial performance and the performance of our stock price. The charts below show the percentage of “at risk” compensation for our CEO and other NEOs. We consider compensation to be “at risk” if vesting is subject to achievement of performance targets and/or the value received is dependent on our stock price.

Overview of Compensation Components

We structure the compensation opportunities for our executive officers using three principal components: base salary, annual incentive bonuses and long-term equity-related incentives. Within our long-term equity program, we grant three types of awards: PRSUs, time-vesting RSUs and TSR-Based RSUs.

We generally align our pay mix strategy with the practices of our peer group when possible and to the extent consistent with our business model. In addition, our pay mix decisions for individual members of management and employees reflect our view of internal pay equity and the ability of a given employee to contribute to our results. In making decisions about how to balance different compensation components, we strive to advance our overarching compensation principles outlined above.

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In the graphic below, we provide an overview of each material component of our 2017 executive compensation program and describe how each component is tied to our compensation objectives.

Setting Compensation Levels for our Executives

Each year we establish the base salary, target annual incentive bonus opportunity and long-term equity incentives for each NEO based on review and assessment of the following factors:

🌑	Each individual’s overall performance

🌑	Company performance

🌑	Success in executing against corporate and functional goals

🌑	Importance and scope of role

🌑	Future potential contributions

🌑	Prior background, training and experience

🌑	Internal pay equity considerations

🌑	Retention concerns

🌑	Practices of companies in our compensation benchmarking and design peer groups

We also consider the effect of market or competitive forces, changes in strategy or priorities that may bear upon an individual’s performance, and any other specific challenges faced or overcome by each person or the function or unit that they led during the prior fiscal year.

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The Compensation Committee does not assign relative weights or rankings to such factors. Rather, the Compensation Committee relies upon the CEO’s recommendations (for NEOs other than the CEO) and the directors’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

If our results do not meet our expectations, our NEOs will receive compensation that is below target opportunity levels and may be below market in comparison. Similarly, when superior results are achieved, our NEOs may receive compensation that is above our target opportunity level. As an example, the chart below demonstrates how our annual bonus plan payouts have closely reflected our financial performance over the past three years:

Setting Financial Performance Targets

Revenue and profitability performance targets are used in our annual bonus plan. We engage in a rigorous and deliberate process in setting those targets, which are directly linked to our annual operating plan and 3-year strategic plan and are set early in the year. The performance targets for 2017 are also consistent with the financial guidance we gave to investors on our public earnings call in February 2017. As a result, we believe that the performance targets reflect our goals and expectations for the business, are common performance indicators in our industry and are meaningful to our stockholders. The performance goals are rigorous but achievable without encouraging inappropriate risk taking.

Revenue goals are set based on trends in sales of our solutions in prior quarters and reflect our understanding of how markets for our offerings may be evolving, information we learn about customer plans, expectations associated with new product introductions, predictions about macro-economic conditions, changes we have witnessed in the competitive landscape and other factors. Profitability goals are set based on our revenue expectations, plans for capital expenditures and hiring, expected growth in operating expenses as well as

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efforts to curtail spending growth and other factors. Our performance targets are also adjusted during the year to give effect to acquisitions that occur and to eliminate the impact of foreign currency exchange rate fluctuations.

We also carefully set our minimum and maximum target opportunities. Because we primarily derive income from sales of services to customers executing contracts with terms of one year or longer, we have a relatively consistent base level of revenue growth from year to year. In setting annual performance targets and associated payout levels, the Compensation Committee takes this into account. A 5%-10% or greater improvement over target revenue or operating income targets represents excellent performance and is reflected in cash bonus payments; a 5%-10% or greater shortfall against such targets leads to much lower payouts. For example, bonuses are not payable under our annual incentive plan unless revenue achievement is at least 90% of target.

The Compensation Committee has considered using different metrics for the annual incentive and equity incentive programs but has concluded that using both revenue and profitability targets is appropriate because they are fundamental metrics used by investors to assess our performance. In particular, these performance targets represent key metrics by which we are evaluated by investors. We believe they also provide an appropriate and effective balance of performance incentives to focus and motivate executive officers to maximize value for our stockholders without excessive risk-taking, as evidenced by our revenue growth and strong GAAP gross margins and operating margins.

Once the Compensation Committee has approved performance targets, we set a range of payouts that can be earned by the NEOs based on achieved results against those targets. For each performance-based component, there is a threshold level of performance below which no cash, PRSUs or TSR-Based RSUs, as applicable, will be earned and a maximum level where achievement at or above that level would lead to a payout of 200% of target.

The Compensation Committee approves the performance targets and applicable ranges only after the full Board of Directors has met to review, discuss and approve the short- and long-term financial plans for the company.

CEO Compensation

Dr. Leighton became our CEO in January 2013, having previously served as our Chief Scientist since co-founding Akamai. In establishing his salary as CEO, the Compensation Committee considered Dr. Leighton’s past compensation history, his significant equity holdings, peer group practices and the desire to include performance-based compensation as the majority of his pay package. This approach conforms to our philosophy of aligning his compensation with the interests of our long-term investors. In 2013, when Dr. Leighton became CEO, his salary was established at $1. In 2017, in order to align Dr. Leighton with his leadership team, the Compensation Committee established an annual target bonus opportunity for him of $1 million, with the remainder of his annual compensation to be market competitive and consisting of equity-based components. The Compensation

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Committee and Dr. Leighton agreed that his earned 2017 annual incentive bonus would be paid to him in shares of our common stock in lieu of cash to reinforce further the alignment of his compensation with stockholder interests. Ultimately, nearly 100% of Dr. Leighton’s compensation is at risk.

Compensation Policies and Practices Highlights

Every year, the Compensation Committee assesses the effectiveness of the performance of our compensation plans and practices. We evaluate the financial metrics we use and how our programs compare with those used by our peer group companies. We also consider whether our goal of aligning awards with performance is being realized and if programs appear to have led to any unintended consequences. In recent years, we have continuously taken steps to strengthen and improve our executive compensation policies and practices. Highlights of our current policies and practices include:

What we do and don’t do
We align executive compensation with the interests of our stockholders by designing our executive compensation to avoid excessive risk and foster sustainable growth	✓	Focus on Performance-Based Pay
	✓	Include a Relative Market-Based Performance Metric (TSR) in Executive Compensation
	✓	Mitigate Undue Risk in Compensation Programs
	✓	Include Double-Trigger Change in Control Provisions for All Equity Awards Issued to NEOs After 2015
	✓	Utilize Objective Performance Metrics
	✓	Review Tally Sheets when Making Executive Compensation Decisions
	✓	Provide Modest Perquisites
	✓	Enforce Stock Ownership Guidelines for Officers and Directors
	✓	Bonus and PRSU Awards Have Maximum Payout Caps

We adhere to executive compensation best practices	✓	Prohibit Hedging Transactions and Short Sales by Executive Officers or Directors
	✓	Prohibit Pledging of Company Stock
	✓	Maintain a Clawback Policy
	✓	Mitigate Potential Dilutive Effect of Equity Awards Through Robust Share Repurchase Program
	✓	Utilize an Independent Compensation Consulting Firm that Provides No Other Services to Akamai
	✓	Provide Reasonable Post-Employment/Change in Control Provisions
	✓	No Employment Contracts (unless required by law)
	✓	No Repricing Underwater Stock Options
	✓	No Excise Tax Gross-Ups Upon Change in Control

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2017 Executive Compensation Program and Results

In this section, we describe our 2017 NEO compensation program including the impact of our 2017 financial performance on overall achievement.

Base Salary

Base salary is used to provide NEOs with a fixed amount of annual cash compensation. The Compensation Committee views base salary as a way to attract and retain talent by providing a reliable source of income while also motivating strong business performance without encouraging excessive risk taking. Base salaries represent a relatively small percentage of our overall compensation in order to ensure that our programs provide significant alignment with our stockholders’ interests.

Each year, the Compensation Committee evaluates each NEO’s base salary and the other components of his or her compensation to ensure that total compensation is in line with our overall compensation philosophy. Data from our benchmarking peer group indicated that the 2017 base salaries for our NEOs as a group (other than the CEO) were, on average, slightly below market median. The Committee addressed some of these gaps with the increases reflected in the table below.

2017 Base Salaries for Named Executive Officers
Name	2017 Base Salary	Percentage Increase from 2016
Dr. Leighton	$1	0%
Mr. Benson	$480,000	6.7%
Dr. Blumofe	$475,000	10.5%
Mr. McConnell	$550,000	3.8%
Mr. Wheaton	$420,000	0%

Annual Incentive Bonuses

Annual incentive bonuses are performance-based awards that are intended to drive the achievement of key business results while rewarding NEOs based upon their contributions to Akamai’s success. Each year, the Compensation Committee sets a target annual incentive bonus award opportunity for each NEO, or Target Annual Bonus Opportunity, expressed as a percentage of base salary, based upon each executive’s role and responsibilities, internal equity considerations and peer group data. The Compensation Committee believes that the Target Annual Bonus Opportunity should make up a more significant portion of an NEO’s total target cash compensation as the executive’s level of responsibility increases.

Each NEO has the opportunity to earn between 0% and 200% of his or her Target Annual Bonus Opportunity based on performance against objective financial targets. The

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Compensation Committee believes that these goals and objectives encourage a balanced focus on revenue growth and profitability. Data from our benchmarking peer group indicated that, on average, our NEOs’ Target Annual Bonus Opportunity was slightly below market median.

The table below reflects the structure of the annual incentive program as well as 2017 performance against target. The overall payout percentage against the Target Annual Bonus Opportunity was 101%.

2017 Annual Incentive Bonus Plan Targets and Results
Metric	% Weighting	Why We Use This Metric	2017 Target	2017 Actual	Achievement % Against Target	Payout % Against Target
Revenue (adjusted for foreign currency)*	50%	Revenue is a fundamental measure of our success at selling our solutions, innovating and competing in the marketplace.	$2,558.9 million	$2,520.2 million	98.5%	84.8%
Non-GAAP Operating Income*	50%	Non-GAAP operating income is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash as well as the impact of income taxes; we use it as a component of the bonus targets to align our executives’ interests with those of our investors.	$613.5 million	$624.0 million	101.7%	117.2%
Overall Payout as a % Against Target						101%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

The table below shows each NEO’s payout against the Target Annual Bonus Opportunity for 2017:

Name	Target Annual Bonus Opportunity	2017 Actual Payout (101% Achievement)
Dr. Leighton	$1,000,000	$1,009,782
Mr. Benson	$401,625	$405,554
Dr. Blumofe	$371,000	$374,629
Mr. McConnell	$545,000	$550,331
Mr. Wheaton	$336,000	$339,287

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The Compensation Committee and Dr. Leighton agreed that his earned 2017 annual incentive bonus would be paid to him in shares of our common stock in lieu of cash.

Long-Term Equity Incentives

We believe that long-term equity-based compensation grants motivate and reward strong corporate performance, provide incentives for our NEOs to align executive and stockholder interests and enhance stockholder value. In addition, these awards assist in attracting and retaining our NEOs. In 2017, we issued three types of RSUs to our NEOs: PRSUs that vest based upon our performance against absolute financial metrics; Time-Vesting RSUs that vest based on continued employment with us; and relative TSR-Based RSUs that vest based on how our stock performs relative to an established peer group over a three-year period. The chart below explains why we granted each award type to our NEOs in 2017.

Type of RSU	Why We use This Type of RSU	Vesting Schedule	Weighting
PRSUs	By tying vesting to achievement against absolute revenue and non-GAAP earnings per share* financial goals, we align our executives’ compensation with core financial metrics that we believe are meaningful indicators of our corporate performance.	3-year cliff	40%
Time-Vesting RSUs	RSUs that vest over the passage of time provide compensation certainty that helps retain our NEOs and incent them to enhance stockholder value.	1/3 annually over 3 years	40%
Relative TSR-Based RSUs	TSR-Based RSUs directly align our executives’ compensation with how our stock price has performed relative to our peer group, enhancing the alignment of management and investor interests.	3-year cliff	20%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

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The Compensation Committee sets each NEO’s target equity award value based on market data, future expected contributions and performance, job responsibilities and duties. Data from our benchmarking peer group indicated that, on average, our NEOs’ 2017 target equity grant values were slightly above market median. The grant-date target 2017 long-term equity incentive values for our NEOs were:

Name	Target Value for PRSUs	Target Value for Time-Vesting RSUs	Target Value for TSR- Based RSUs	Total
Dr. Leighton	$3,400,000	$3,400,000	$1,700,000	$8,500,000
Mr. Benson	$1,080,000	$1,080,000	$540,000	$2,700,000
Dr. Blumofe	$1,080,000	$1,080,000	$540,000	$2,700,000
Mr. McConnell	$1,500,000	$1,500,000	$750,000	$3,750,000
Mr. Wheaton	$920,000	$920,000	$460,000	$2,300,000

PRSUs. Each NEO has the opportunity to earn between 0% and 200% of his or her target PRSUs based on achievement against annual revenue and non-GAAP earnings per share performance targets for each of 2017, 2018 and 2019. One-third of an NEO’s 2017 PRSUs may be earned over each one-year period. At the beginning of each year, the Compensation Committee sets the performance targets for the year. After the conclusion of the year and the Compensation Committee’s certification of achieved performance, however, vesting of PRSUs earned only occurs on the date of the Compensation Committee’s certification of our financial results for 2019.

In structuring our PRSUs, we sought to achieve a balance between the desire to incorporate specific performance-based components in the long-term incentive compensation for NEOs with an acknowledgment of the difficulties inherent in establishing long-term performance goals in our industry where traffic and other trends are outside of our control and consistently unpredictable. Although we carefully considered the implications of using one-year performance periods as opposed to a single three-year period, we ultimately determined that any drawbacks were outweighed by the desire to avoid any unintended consequences of motivating the wrong behavior or limiting Akamai’s flexibility as a result of outdated or inapplicable long-term goals. The Committee also took into consideration that use of one-year performance periods is a common practice within our benchmarking and design peer groups and industry.

We use revenue as a target metric for our PRSUs, as well as our annual bonus plan, because it is a fundamental metric used by investors to assess our performance. Revenue growth is also key to both our short- and long-term strategic plans.

Because the PRSUs are dependent upon annual financial goals, the values reported in the Summary Compensation Table below are different than the target values set forth in the tables above. Financial Accounting Standards Board ASC Topic 718 requires that the value of the PRSUs reported in the Summary Compensation Table include only that portion of the

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value of the PRSUs for which annual financial performance metrics were established during fiscal 2017 based on probable achievement of such metrics. As a result, for the 2017 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual financial metrics for fiscal 2018 or fiscal 2019. Such amounts will be included as equity compensation in the Summary Compensation Table for fiscal 2018 and fiscal 2019, respectively, when the financial metrics are established.

The chart below shows the applicable 2017 performance metrics and our achievement against them:

2017 PRSU Targets and Results
Metric	% Weighting	Why We Use This Metric	2017 Target	2017 Actual	Achievement % Against Target	% of PRSUs Earned Against Target
Revenue (adjusted for foreign currency)*	50%	Revenue is a fundamental measure of our performance against our long-term growth strategy.	$2,558.9 million	$2,520.2 million	98.5%	84.8%
Non-GAAP Earnings per Share*	50%	Non-GAAP earnings per share is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash as well as the impact of income taxes; we use it as a performance target to align our executives’ interests with those of our investors.	$2.55/per share	$2.68/per share	105.1%	150.8%
Overall Payout as a % Against Target						117.8%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

Relative TSR-Based RSUs. Each NEO has the opportunity to earn between 0% and 200% of his or her target TSR-Based RSU award based on the three-year performance of our stock price relative to that of companies in the S&P 500 Information Technology Index (or any successor index) as of January 1, 2017. The number of TSR-Based RSUs earned and vested is based upon the percentile ranking of our TSR within the Index Group at the conclusion of the three-year performance period ending on December 31, 2019. TSR is calculated on a per share basis as the quotient of (i) (Ending Price plus Dividends per Share Paid minus Beginning Price), divided by (ii) the Beginning Price, where Ending Price means the average closing stock price of one share of our common stock over the 90 trading days immediately preceding January 1, 2020; Dividends per Share Paid means cumulative dividends per share

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of common stock paid by us between January 1, 2017 through December 31, 2019; and Beginning Price means the average closing stock price of one share of our common stock over the 90 trading days immediately preceding January 1, 2017. TSR-Based RSUs, to the extent earned, will vest following the Compensation Committee’s certification of our financial results for 2019.

*     *     *

How We Select and Use Peer Groups

The Compensation Committee works closely with Meridian Compensation Partners, LLC, or Meridian, our independent compensation consultant, to establish the peer groups we use in reviewing and setting executive compensation for the upcoming year. Meridian provides research data, and the Compensation Committee also considers input from Akamai executives and members of the Board on the competitive landscape in our industry and adjacent ones. We adhere to the following key principles to establish our peer groups:

🌑	Consistency. Peer group composition should remain relatively stable year over year.

🌑	Competitors. Peer group companies should reflect Akamai’s competitors for executive talent as well as in business (including investment capital).

🌑	Similarity in Size. Benchmarking peer group companies should be of a similar size; we generally consider revenue and market capitalization.

🌑	Statistical Validity. Peer group should include enough data points to develop statistically valid data. We generally expect to include approximately 20 companies in our peer group.

As we considered companies to include in our peer group, we identified a number of companies with which we compete for executive talent that are larger than Akamai. Failing to consider the practices of these companies would not allow us to structure our compensation programs effectively. To address this, the Compensation Committee approved and adopted two peer groups for use in connection with setting 2017 compensation, one for benchmarking and one for additional design considerations.

Benchmarking Peer Group

The benchmarking peer group is comprised of companies of similar size and industry as Akamai. The Compensation Committee reviewed compensation data for executives with comparable positions at these benchmarking peer group companies to gauge the reasonableness and competitiveness of each of our NEO’s total compensation as well as to inform the design of our programs. Our benchmarking peer group consisted of the following companies:

Adobe Systems	Autodesk	Brocade Communications
CA	Ciena	Citrix Systems
Equinix	F5 Networks	IAC/Interactive Group
Juniper Networks	LinkedIn	Nuance Communications
PTC	Rackspace Hosting	Red Hat
Salesforce.com	Twitter	VeriSign
VMWare	Yahoo!

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The Compensation Committee established this benchmarking peer group in mid-2016 for use in setting 2017 compensation. Akamai’s revenue for 2017 was $2.52 billion, and our market capitalization at the end of that year was $11.1 billion. The median 2017 revenue for our benchmarking peer group was approximately $2.57 billion, and the median market capitalization for the group at the end of that year was $12.3 billion.

Design Reference Peer Group

In addition to the benchmarking peer group, the Compensation Committee approved a supplemental design reference peer group to provide it with further information on competitive market design practices. The companies in the design reference peer group consistently provide the greatest challenges for Akamai in competing for talent even though they are considerably larger than us and are therefore not included in the benchmarking peer group at this time. The Compensation Committee used data derived from the design reference peer group to inform our incentive plan design, pay mix, long-term incentive vehicles and other practices. The Compensation Committee believes that understanding design reference peer group data helps us to successfully attract and retain experienced and talented individuals who are critical to our long-term success.

Our 2017 design reference peer group consisted of the following companies:

Amazon.com	Apple	Cisco Systems
EBay	EMC	Facebook
Google	Microsoft	Netflix
Oracle

Target Compensation Philosophy

Our philosophy is generally to target each NEO’s total direct compensation (i.e., the sum of base salary, target annual incentive bonus and target value of long-term incentives) at the 50th percentile of our benchmarking peer group; however, the Compensation Committee may ultimately set an NEO’s total direct compensation at a level above or below the 50th percentile based on non-market data factors.

In determining 2017 compensation levels for each NEO, the Compensation Committee took into account a number of factors beyond market data, including long-term retention objectives, individual and corporate performance, complexity of job roles and the highly-competitive marketplace for executives with the skills and expertise of our NEOs.

The Compensation Committee set 2017 total direct compensation for Messrs. Leighton, Benson, Blumofe, McConnell and Wheaton at approximately the 50th percentile of the benchmarking peer group.

We also structure and balance the different elements of compensation to reflect trends across our design reference peer group.

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Our Executive Compensation Process

The Compensation Committee constructs our executive compensation program with input from Meridian and our Chief Executive Officer. We establish the annual compensation packages for our executive officers at the beginning of each year after an extensive process of analysis and review of competitive trends, assessment of prior compensation programs to understand their effectiveness and results, consideration of the peer group practices we use, performance evaluations, and investor input that occurs during the third and fourth quarters of the prior year. Following is an overview of the planning and assessment process:

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Role of the Compensation Committee

The Compensation Committee sets the compensation for each of our Named Executive Officers and other senior executives. It establishes the financial metrics for performance-based awards based on Akamai’s operating plans and long-term strategy approved by the Board and then assesses performance against those targets in later years. For NEOs other than our CEO, the Compensation Committee reviews Dr. Leighton’s evaluation of his direct reports’ performance and establishes compensation levels and opportunities. The full Board makes the determination of our CEO’s performance when setting his compensation levels and opportunities.

The Compensation Committee makes judgments about the role of each executive in the pursuit and achievement of our corporate and strategic objectives. Typically, these judgments involve qualitative, rather than quantitative, evaluations of each individual’s past performance and expectations about future contributions. We believe that it is important to reward excellence, leadership and outstanding long-term company performance through compensation arrangements designed to retain and motivate executives while aligning their incentives with continued high levels of performance.

The Compensation Committee approves and grants all equity incentive awards to our NEOs. In general, annual executive compensation determinations are made at the scheduled Compensation Committee meeting in January or February of each year. Historically and for 2018, annual equity grants to executives have been made on the second business day following our earnings call for the most recently-completed fiscal-year end. For 2019, we are considering making such grants at the same time as annual equity grants are made to our non-executive employees, typically in early March. Equity incentive awards to newly-hired executive officers are generally approved at the first regularly-scheduled Compensation Committee meeting following the individual’s date of hire. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the Compensation Committee may approve equity awards to our executive officers at other times during the year. The Compensation Committee sets a dollar value for each executive RSU award that is granted as part of our compensation program; the number of RSUs granted is determined based on the closing sale price of our stock on the grant date.

The Compensation Committee retains, but we do not currently expect that it will exercise in the future, discretion to waive the achievement of stated corporate performance targets as a condition to payment of annual incentive bonuses.

Role of our Chief Executive Officer

Annually, the Chief Executive Officer evaluates the performance of the other NEOs and sets expectations for their roles in the upcoming year. He makes a recommendation to the Compensation Committee as to proposed salary, bonus and equity incentive compensation for the coming year for these NEOs. With respect to his own compensation, the CEO

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conducts a self-assessment of prior year performance. The Board (without the participation of the CEO) then discusses and evaluates the Chief Executive Officer’s performance. The Compensation Committee is the ultimate decision-maker with respect to the compensation of our Chief Executive Officer and other NEOs.

Role of Independent Compensation Consultants

Our Compensation Committee considered advice provided by Meridian in establishing our 2017 executive compensation program. Meridian is retained by and reports directly to the Chair of the Compensation Committee. Meridian was first retained by the Compensation Committee in 2011. Since then, Meridian has provided the following services to the Compensation Committee: (i) recommending a peer group of companies, (ii) assisting the Compensation Committee in understanding compensation levels of executive officers in the benchmarking peer group, (iii) assisting the Compensation Committee in understanding compensation design practices of companies in the design reference group, (iv) reviewing the value of equity compensation previously granted to executives, (v) developing a long-term executive compensation strategy and related services. Meridian has not provided us with any services beyond providing advice or recommendations on the amount or form of executive and director compensation. The Compensation Committee determined that Meridian was independent of management.

How We Considered the 2017 “Say-on-Pay” Advisory Vote on Executive Compensation

The Compensation Committee has consistently strived to balance the need to offer competitive executive compensation with what it believes is in the long-term best interests of Akamai and our stockholders. The Compensation Committee takes seriously stockholder input. We consider that input, best practices and the competitive environment to develop compensation programs that are designed to support our short- and long-term success without encouraging excessive risk-taking.

At our 2017 Annual Meeting of Stockholders, we held an advisory vote on our 2016 executive compensation program, and 84% of the votes were cast in support of the program.

Taking into account feedback we have received from investors, we made the following changes to our executive compensation programs in recent years:

🌑	Introduced a relative stock price metric

🌑	Increased the emphasis on PRSUs and TSR-Based RSUs to 60% of the target value of executive equity awards

🌑	Eliminated the subjective component of our annual incentive plan

🌑	Adopted a compensation recovery, or clawback, policy

🌑	Moved away from the issuance of stock options to our executives and directors

🌑	Amended our Change in Control Agreements for NEOs to eliminate single-trigger vesting for RSUs granted after 2015 except where an acquirer would cancel the awards

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How We Evaluate and Address Risk in Our Compensation Policies and Practices

Annual Risk Assessment

Annually, the Compensation Committee asks management and Meridian to review with it the potential risks associated with the structure and design of various Akamai compensation plans. The analysis includes assessing executive and non-executive compensation programs, with particular emphasis on incentive compensation plans, including sales compensation, against key risks that our company faces. Our review takes into account changes in compensation programs, as well as new risks we identify. In addition, our compensation plans and programs operate within strong governance and review structures that serve and support risk mitigation. In particular, we believe the following factors mitigate any components of our compensation programs that would encourage excessive risk taking:

🌑	Significant weighting towards long-term incentive compensation discourages short-term risk-taking

🌑	Performance goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation

🌑	Annual incentive awards and PRSU payouts for NEOs are capped by the Compensation Committee

🌑	Stock ownership requirements align the interests of management with those of our stockholders

🌑	Our executives are granted a mix of different types of compensation awards

🌑	Our incentive plans are balanced with different types of performance metrics

🌑	Our controls and procedures are designed to provide checks and balances to ensure that one individual or a small group of individuals cannot engage in activities that expose us to excessive risks without having received approvals from other areas of the business or senior management

In reviewing our compensation policies and practices for all employees, the Compensation Committee determined that they do not create risks that are reasonably likely to have a material adverse effect on Akamai.

Compensation Recovery Policy

In 2014, the Compensation Committee adopted a Compensation Recovery Policy that is applicable to our NEOs and other members of senior management. The policy provides that the Compensation Committee may require a covered person who engages in detrimental conduct (e.g., committing a felony, gross negligence or willful misconduct with respect to our financial statements) to reimburse us for all, or a portion of, any bonus, incentive payment, equity-based award or other compensation received by him or her

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during the 12 months preceding such detrimental conduct and remit to us any profits realized by him or her from the sale of Akamai securities during such 12-month period. In addition, if we need to restate our reported financial results to correct a material accounting error due to material noncompliance with a financial reporting requirement under U.S. securities laws, the Compensation Committee may seek to recover or cancel the excess portion of incentive compensation paid (including through vesting of equity awards) to such individual during the 36-month period preceding the filing of the restatement that is deemed by us to be unearned.

Stock Ownership Requirements

Our executive officers are subject to minimum stock ownership requirements. Our Chief Executive Officer must hold shares of our common stock with a value at least equal to six times his annual base salary. Other Named Executive Officers must hold shares of our common stock with a value at least equal to two times their annual base salary. A senior executive’s stock ownership includes all shares of our common stock owned by the individual outright or held in trust for the senior executive and his or her immediate family and any shares of Akamai common stock in employee plans, but not the executive officer’s unvested or unexercised equity.

If a senior executive fails to meet the ownership guidelines under the review procedures set forth in the guidelines as of the end of a five-year qualification period, he or she will not be permitted to sell shares of Akamai stock until such time as he or she has exceeded the required minimum ownership level. As of February 28, 2018, all of our Named Executive Officers had either satisfied the minimum ownership requirement or are on track for compliance within the timeline for compliance set forth in the guidelines.

Anti-Hedging Policy

We have an insider trading policy that is applicable to all of our employees, consultants and members of our Board of Directors. The policy prohibits those individuals and certain related persons from engaging in any speculative transactions involving our stock including the following activities: use of Akamai’s securities to secure a margin loan; short sales of our securities; buying or selling puts or calls on Akamai’s securities; transactions in publicly-traded options relating to our securities (i.e., options that are not granted by Akamai); and other transactions involving financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. In addition, Akamai’s executive officers and members of the Board may not pledge Akamai securities as collateral for a loan.

Severance Arrangements

We believe that having in place reasonable and competitive employee severance plans is essential to attracting and retaining highly-qualified executives. Akamai’s severance arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate an executive’s transition to new employment. We

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seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring the executive to sign a separation and release agreement acceptable to Akamai as a condition to receiving severance benefits.

We do not consider specific amounts payable under the severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering the provision of benefits under employment and severance agreements, the Compensation Committee has drawn a distinction between voluntary terminations or terminations for cause, and terminations without cause or as a result of a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events often reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with Akamai.

We have change in control agreements in place with each of our Named Executive Officers (except in the case of Dr. Leighton, who is party to an employment offer letter agreement). We believe that these agreements are designed to align the interests of management and stockholders when considering the long-term best future for Akamai. The primary purpose of these arrangements is to keep senior executives focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition benefits should serve the interests of both the executive and our investors.

In 2012, we amended our Executive Severance Pay Plan and Change in Control Agreements. We also adopted new forms of stock option and RSU grant agreements. These changes primarily accomplished the following:

🌑	Eliminated excise tax gross ups from existing agreements

🌑	Replaced single-trigger vesting for stock options and time-vesting RSUs for NEOs beginning in July 2012 with a requirement that the individual’s employment be terminated (including through constructive discharge) following a change in control

🌑	Eliminated the perpetual terms of executive Change in Control Agreements, thus providing flexibility to the Compensation Committee to revisit the benefits and other terms of these arrangements in response to future events

In 2015, we amended our Change in Control Agreements that we have with our NEOs, as well as our employment offer letter agreement with Dr. Leighton, to eliminate single-trigger vesting of performance-based equity awards upon a change in control of Akamai unless such awards are not assumed by the acquiring entity. If they are assumed, such awards convert to time-based vesting awards based on an assumed target-level of performance.

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We believe that these changes are consistent with the preferences of our largest investors and with emerging market practices.

See “Post-Employment Compensation and Other Employment Agreements” below for a discussion of the specific severance and change in control benefits payable to our NEOs.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the three other officers (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act. Pursuant to the Tax Cuts and Jobs Act, signed into law on December 22, 2017, which we refer to as the Tax Act, for fiscal years beginning after December 31, 2017, the compensation of our Chief Financial Officer will also be subject to the deduction limitation. For fiscal years beginning on or before December 31, 2017, certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met under Section 162(m) of the Code. Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) of the Code will no longer be available. As a result, for fiscal years beginning after December 31, 2017, all compensation in excess of $1 million paid to the specified executives will not be deductible (except as provided in transition relief).

In connection with fiscal 2017 compensation decisions, the Compensation Committee reviewed the potential effect of Section 162(m) and structured certain elements of the incentive compensation granted to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m).

There can be no assurance that any compensation attributable to these incentive awards will be treated as qualified performance-based compensation under Section 162(m).

Financial Metrics Definitions

Below are definitions of the financial metrics we used in our 2017 performance-based compensation programs:

“Revenue (adjusted for foreign currency)” means revenue calculated in accordance with GAAP, adjusted for the impact of fluctuations in foreign currency exchange rates.

“Non-GAAP Operating Income” means our annual GAAP operating income excluding amortization of intangible assets, stock-based compensation, restructuring charges and benefits, acquisition-related costs and similar items excluded by us in determining non-GAAP income from operations in issuing our public earnings announcements; adjusted for the impact of fluctuations in foreign currency exchange rates.

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“Non-GAAP Earnings per Share” means our non-GAAP net income for the applicable fiscal year (adjusted for constant currency) divided by our diluted weighted average shares outstanding. Non-GAAP net income per share is GAAP net income adjusted for the following tax-affected items: amortization of acquired intangible assets; stock-based compensation; amortization of capitalized stock-based compensation; other operating expenses (comprised of acquisition-related costs, restructuring charges, benefit from adoption of software development activities, gains and other activity related to divestiture of a business, gains and losses on legal settlements and costs incurred with respect to Akamai’s internal investigation relating to sales practices in a country outside the U.S.; loss on early extinguishment of debt; amortization of debt discount and issuance costs; amortization of capitalized interest expense; certain gains and losses on investments; and other non-recurring or unusual items that may arise from time to time).

*    *    *

Compensation Committee Report

The Compensation Committee of our Board of Directors:

(1) has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K under the Exchange Act with management; and

(2) based on the review and discussion referred to in paragraph (1) above, the members of the Compensation Committee have recommended to the Board of Directors the inclusion of this Compensation Discussion and Analysis in this Proxy Statement for the 2018 Annual Meeting of Stockholders.

The Compensation Committee

Bernardus Verwaayen - Chair

Pamela Craig

Monte Ford

Daniel Hesse

Jonathan Miller

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Summary Compensation Table

The following table sets forth information with respect to compensation paid to our Named Executive Officers during the years ended December 31, 2017, 2016 and 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
F. Thomson Leighton	2017	1	—	8,193,138	1,009,782(4)	—	9,202,921
Chief Executive	2016	1	—	6,258,768	1	—	6,258,770
Officer	2015	1	—	8,499,916	1	—	8,499,917
James Benson	2017	472,500	—	2,528,362	405,554	—	3,406,416
Chief Financial	2016	467,308	—	1,693,549	334,642	—	2,495,499
Officer	2015	443,076	—	2,099,886	297,528	1,858	2,842,348
Robert Blumofe	2017	463,750	—	2,528,362	374,629	—	3,366,741
EVP – Platform and	2016	446,538	—	1,693,549	282,149	—	2,422,236
GM Enterprise Division	2015	421,693	—	1,699,889	249,855	—	2,371,437
Rick McConnell	2017	545,000	—	3,568,254	550,331	—	4,663,585
President and GM Web Division	2016 2015	550,385 525,847	— —	2,577,140 3,249,930	463,687 407,008	— 1,476	3,591,212 4,184,261
William Wheaton	2017	420,000	—	2,216,910	339,287	—	2,976,197
Chief Strategy Officer	2016	436,154	—	1,693,549	275,587	—	2,405,290

(1)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the Named Executive Officer during the applicable year. The assumptions we use in calculating these amounts are discussed in Note 16 of the notes to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards. As a result, the Summary Compensation Table does not reflect the value as determined by the Compensation Committee. For example, the amounts for fiscal 2017 represent the grant date fair value for the PRSUs at target for the fiscal 2017 tranche of both the PRSUs issued in 2016 and 2017. It excludes shares that may be earned in respect of the 2017 PRSUs based on performance against 2018 and 2019 targets. The table below shows the value of the stock awards (assuming target-level vesting) granted to the NEOs in the years presented as approved by the Compensation Committee.

Name	Intended Value of 2017 Stock Awards ($)	Intended Value of 2016 Stock Awards ($)	Intended Value of 2015 Stock Awards ($)
F. Thomson Leighton	8,500,000	8,500,000	8,500,000
James Benson	2,300,000	2,300,000	2,100,000
Robert Blumofe	2,300,000	2,300,000	1,700,000
Rick McConnell	3,750,000	3,500,000	3,250,000
William Wheaton	2,300,000	2,300,000	—

(2)	Includes both time-vested RSUs and performance-based RSUs (at target). The value of all stock awards issued in 2015 assuming vesting of the maximum number of performance-based RSUs would be as follows: Dr. Leighton—$13,599,851; Mr. Benson—$3,359,831; Dr. Blumofe—$2,719,822; and Mr. McConnell—$5,199,901.

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(3)	For our 2016 and 2017 PRSUs, because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. The amounts for fiscal 2016 represent the grant date fair value for the PRSUs at target for the fiscal 2016 tranche of such awards. It excludes shares that may be earned based on performance against 2017 and 2018 targets. The value of these PRSUs assumes vesting of the target number of PRSUs and vesting of the maximum number of PRSUs, in each case across 2016, 2017 and 2018 performance periods, is as follows: Dr. Leighton—$3,399,997 and $6,799,993, respectively; Mr. Benson—$919,999 and $1,839,998, respectively; Dr. Blumofe—$919,999 and $1,839,998, respectively; Mr. McConnell—$1,399,999 and $2,799,997, respectively; and Mr. Wheaton—$919,999 and $1,839,998, respectively. The value of TSR-Based RSUs issued in 2016 assuming vesting of the maximum number of such RSUs would be as follows: Dr. Leighton—$3,450,879; Mr. Benson—$933,767; Dr. Blumofe—$933,767; Mr. McConnell—$1,420,950; and Mr. Wheaton—$933,767. The value of the 2017 PRSUs assuming vesting of the target and maximum number of PRSUs, respectively, in each case across 2017, 2018 and 2019 performance periods, is as follows: Dr. Leighton—$2,717,635 and $5,435,269, respectively; Mr. Benson—$788,684 and $1,577,367, respectively; Dr. Blumofe—$788,684 and $1,577,367, respectively; Mr. McConnell—$1,152,311 and $2,304,622, respectively; and Mr. Wheaton—$735,355 and $1,470,709, respectively. The value of TSR-Based RSUs issued in 2017 assuming vesting of the maximum number of such RSUs would be as follows: Dr. Leighton—$4,169,255; Mr. Benson—$1,324,346; Dr. Blumofe—$1,324,346; Mr. McConnell—$1,839,395; and Mr. Wheaton—$1,128,129.
(4)	The Compensation Committee and Dr. Leighton agreed that his earned 2017 annual incentive bonus would be paid to him in shares of our common stock in lieu of cash.

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2017 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2017. All equity awards were issued under the 2013 Stock Incentive Plan.

Name/Award	Grant Date	Date of Appro- val of Grant if Different from Grant Date (1)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (2)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Dr. Leighton
PRSUs (3)	2/9/17	2/1/17	—	—	—	—`	40,624	81,435	—	—	—	2,708,429
Time-Vesting RSUs (4)	2/9/17	2/1/17	—	—	—	—	—	—	53,249	—	—	3,399,949
TSR-Based RSUs (5)	2/9/17	2/1/17	—	—	—	6,656	26,624	53,248	—	—	—	2,084,627
Annual Incentive Plan (6)	2/1/17	—	—	1,000,000	2,000,000	—	—	—	—	—	—	—
Mr. Benson
PRSUs (3)	2/9/17	2/1/17	—	—	—	—	11,827	23,705	—	—	—	786,194
Time-Vesting RSUs (4)	2/9/17	2/1/17	—	—	—	—	—	—	16,914	—	—	1,079,959
TSR-Based RSUs (5)	2/9/17	2/1/17	—	—	—	2,114	8,457	16,914	—	—	—	662,173
Annual Incentive Plan (6)	2/1/17	—	—	408,000	816,000	—	—	—	—	—	—	—
Dr. Blumofe
PRSUs (3)	2/9/17	2/1/17	—	—	—	—	11,827	23,705	—	—	—	786,194
Time-Vesting RSUs (4)	2/9/17	2/1/17	—	—	—	—	—	—	16,914	—	—	1,079,959
TSR-Based RSUs (5)	2/9/17	2/1/17	—	—	—	2,114	8,457	16,914	—	—	—	662,173
Annual Incentive Plan (6)	2/1/17	—	—	380,000	760,000	—	—	—	—	—	—	—
Mr. McConnell
PRSUs (3)	2/9/17	2/1/17	—	—	—	—	17,248	34,574	—	—	—	1,148,494
Time-Vesting RSUs (4)	2/9/17	2/1/17	—	—	—	—	—	—	23,492	—	—	1,499,964
TSR-Based RSUs (5)	2/9/17	2/1/17	—	—	—	2,937	11,746	23,492	—	—	—	919,698
Annual Incentive Plan (6)	2/1/17	—	—	550,000	1,100,000	—	—	—	—	—	—	—
Mr. Wheaton
PRSUs (3)	2/9/17	2/1/17	—	—	—	—	10,992	22,035	—	—	—	732,865
Time-Vesting RSUs (4)	2/9/17	2/1/17	—	—	—	—	—	—	14,408	—	—	919,951
TSR-Based RSUs (5)	2/9/17	2/1/17	—	—	—	1,801	7,204	14,408	—	—	—	564,065
Annual Incentive Plan (6)	2/1/17	—	—	336,000	672,000	—	—	—	—	—	—	—

(1)	Equity awards were approved by the Compensation Committee on February 1, 2017, but the grants were not effective or priced until February 9, 2017, the second business day following the release of our 2016 earnings results.

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(2)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the Named Executive Officer during 2017 and assumes target level of achievement for both types of performance-based awards. The assumptions we use in calculating these amounts are discussed in Note 16 of the notes to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.
(3)	Consists of PRSUs eligible for vesting in 2020. Grant date fair value is calculated based on number of shares issuable at target achievement level. Because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. The amounts for fiscal 2017 represent the grant date fair value for PRSUs at target granted in both 2016 and 2017 for the fiscal 2017 tranche of each of such awards. It excludes shares that may be earned based on performance against 2018 and 2019 targets.
(4)	Time-vesting RSUs vest in three equal annual installments over a three-year period from the date of grant.
(5)	Consists of TSR-Based RSUs eligible for vesting in 2020. Grant date fair value is calculated based on number of shares issuable at target achievement level using the Monte Carlo simulation model.
(6)	Consists of performance-based annual incentive plan bonus awards. Actual amounts awarded are set forth in the Summary Compensation Table above.

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Outstanding Equity Awards at December 31, 2017

The following table sets forth information with respect to outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2017:

		Option Awards				Stock Awards
Name/Award	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Dr. Leighton
2015 Time-Vesting RSUs (3)	2/12/2015	—	—	—	—	16,768	1,090,591	—	—
2015 PRSUs (4)	2/12/2015	—	—	—	—	24,334	1,582,683	—	—
2016 Time-Vesting RSUs (3)	2/11/2016	—	—	—	—	46,127	3,000,100	—	—
2016 PRSUs (5)	2/11/2016	—	—	—	—	22,876	1,487,855	23,067	1,500,299
2016 TSR-Based RSUs (6)	2/11/2016	—	—	—	—	—	—	8,648	562,450
2017 Time-Vesting RSUs (3)	2/09/2017	—	—	—	—	53,249	3,463,315	—	—
2017 PRSUs (7)	2/09/2017	—	—	—	—	—	—	35,500	2,308,942
2017 TSR-Based RSUs (6)	2/09/2017	—	—	—	—	—	—	6,656	432,906
Mr. Benson
2015 Time-Vesting RSUs (3)	2/12/2015	—	—	—	—	4,143	269,461	—	—
2015 PRSUs (4)	2/12/2015	—	—	—	—	6,012	391,020	—	—
2016 Time-Vesting RSUs (3)	2/11/2016	—	—	—	—	12,482	811,829	—	—
2016 PRSUs (5)	2/11/2016	—	—	—	—	6,190	402,598	6,241	405,893
2016 TSR-Based RSUs (6)	2/11/2016	—	—	—	—	—	—	2,340	152,210
2017 Time-Vesting RSUs (3)	2/09/2017	—	—	—	—	16,914	1,100,087	—	—
2017 PRSUs (7)	2/09/2017	—	—	—	—	—	—	11,277	733,456
2017 TSR-Based RSUs (6)	2/09/2017	—	—	—	—	—	—	2,114	137,511

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		Option Awards				Stock Awards
Name/Award	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Dr. Blumofe
2015 Time-Vesting RSUs (3)	2/12/2015	—	—	—	—	3,354	218,144	—	—
2015 PRSUs (4)	2/12/2015	—	—	—	—	4,867	316,550	—	—
2016 Time-Vesting RSUs (3)	2/11/2016	—	—	—	—	12,482	811,829	—	—
2016 PRSUs (5)	2/11/2016	—	—	—	—	6,190	402,598	6,241	405,893
2016 TSR-Based RSUs (6)	2/11/2016	—	—	—	—	—	—	2,340	152,210
2017 Time-Vesting RSUs (3)	2/09/2017	—	—	—	—	16,914	1,100,087	—	—
2017 PRSUs (7)	2/09/2017	—	—	—	—	—	—	11,277	733,456
2017 TSR-Based RSUs (6)	2/09/2017	—	—	—	—	—	—	2,114	137,511
Mr. McConnell
2015 Time-Vesting RSUs (3)	2/12/2015	—	—	—	—	6,412	417,036	—	—
2015 PRSUs (4)	2/12/2015	—	—	—	—	9,304	605,132	—	—
2016 Time-Vesting RSUs (3)	2/11/2016	—	—	—	—	18,994	1,235,370	—	—
2016 PRSUs (5)	2/11/2016	—	—	—	—	9,419	612,612	9,499	617,793
2016 TSR-Based RSUs (6)	2/11/2016	—	—	—	—	—	—	3,561	231,624
2017 Time-Vesting RSUs (3)	2/09/2017	—	—	—	—	23,492	1,527,920	—	—
2017 PRSUs (7)	2/09/2017	—	—	—	—	—	—	15,662	1,018,678
2017 TSR-Based RSUs (6)	2/09/2017	—	—	—	—	—	—	2,937	190,990

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		Option Awards				Stock Awards
Name/Award	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Wheaton
Stock Options	2/8/2013	3,922	—	35.42	2/8/2020	—	—	—	—
2015 Time-Vesting RSUs (3)	2/12/2015	—	—	—	—	2,368	154,015	—	—
2015 PRSUs (4)	2/12/2015	—	—	—	—	3,435	223,412	—	—
2015 RSUs (8)	7/22/2015	—	—	—	—	1,382	89,885	—	—
2016 Time-Vesting RSUs (3)	2/11/2016	—	—	—	—	12,482	811,829	—	—
2016 PRSUs (5)	2/11/2016	—	—	—	—	6,190	402,598	6,241	405,893
2016 TSR-Based RSUs (6)	2/11/2016	—	—	—	—	—	—	2,340	152,210
2017 Time-Vesting RSUs (3)	2/09/2017	—	—	—	—	14,408	937,096	—	—
2017 PRSUs (7)	2/09/2017	—	—	—	—	—	—	9,606	624,796
2017 TSR-Based RSUs (6)	2/09/2017	—	—	—	—	—	—	1,801	117,137

(1)	Unless otherwise noted, stock options granted prior to January 1, 2012 vest over four years with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments of 6.25% thereafter; stock options granted after January 1, 2012 vest over three years with one-third vesting on each of the first, second and third anniversaries of the date of grant.
(2)	Based on the $65.04 closing sale price of our common stock on December 29, 2017 as reported by the Nasdaq Global Select Market.
(3)	Consists of time-vesting RSUs that vest in three equal annual installments on the first, second and third anniversaries of the date of grant.
(4)	Consists of performance-based RSUs and reflects the actual number of shares earned based on performance; such shares vest in two equal installments; 50% on the date that financial results are certified by the Compensation Committee and 50% on the first anniversary thereof.
(5)	Consists of performance-based RSUs issuable based on achievement against two targets for each of 2016, 2017 and 2018; such shares, if issued, vest on the date that financial results for 2018 are certified by the Compensation Committee. Reflects actual number of shares earned based on performance against 2016 and 2017 targets and target number of shares issuable in respect of performance against 2018 target.
(6)	Assumes threshold level of performance against target.
(7)	Consists of performance-based RSUs issuable based on achievement against two targets for each of 2017, 2018 and 2019; such shares, if issued, vest on the date that financial results for 2019 are certified by the Compensation Committee. Reflects actual number of shares earned based on performance against 2017 targets and target number of shares issuable in respect of performance against 2018 and 2019 targets.
(8)	Consists of time-vesting RSUs that vest over a three-year period; 33% on the date of grant and 8.375% each quarter thereafter.

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2017 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercise of stock options by our Named Executive Officers in 2017 and the value realized upon exercise as well as the value realized upon vesting of RSU awards in 2017.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#) (2) (d)	Value Realized on Vesting ($) (3) (e)
Dr. Leighton	110,282	3,309,563	125,914	7,123,971
Mr. Benson	7,843	232,037	32,860	2,120,989
Dr. Blumofe	—	—	25,163	1,621,008
Mr. McConnell	48,369	1,105,732	49,911	3,220,924
Mr. Wheaton	—	—	22,118	1,413,545

(1)	Other than for Dr. Leighton’s exercise, amount represents the value realized from all option exercises during 2017 calculated based on the spread between the exercise price and the same day sales price. Dr. Leighton exercised such options for cash and upon exercise did not sell the shares received. Accordingly, for Dr. Leighton, amount represents the difference between the exercise price and the closing sale price of our common stock on the exercise date.
(2)	Consists of RSUs vesting during 2017.
(3)	Calculated by multiplying the number of shares vested by the fair market value of one share of our common stock on the vesting date used to calculate taxable compensation to the executive.

Post-Employment Compensation and Other Employment Agreements

Severance Arrangements. Each of our Named Executive Officers, other than Dr. Leighton, is a participant in the Executive Severance Pay Plan, which we refer to herein as the Severance Plan. Under the Severance Plan, participants who are terminated for any reason other than “cause” (as defined in the Severance Plan) and have signed a separation and release agreement acceptable to Akamai are entitled to:

🌑	a lump sum payment equal to one year of the participant’s then-current base salary;

🌑	a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under Akamai’s then-current annual incentive plan, if any, in the year of the executive’s termination had both Akamai and the executive achieved the target bonus objectives set forth in such executive’s bonus plan during such year; and

🌑	reimbursement of up to 12 times the monthly premium for continued health and dental insurance coverage.

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Executive Equity and Change in Control Agreements. As of December 31, 2017, each of our Named Executive Officers had entered into stock option grant agreements, change in control agreements (except in the case of Dr. Leighton) and RSU grant agreements that provide for acceleration of all or a portion of equity awards held by such executives upon a change in control of Akamai. Under the terms of the change in control agreements, in the event of a termination without cause, or a resignation for “good reason” (as defined in the agreement) within one year following a change in control of Akamai, such executives will receive full acceleration of stock options so that such stock options become 100% vested; full acceleration of time-vesting RSUs; a lump sum payment equal to one year of the executive’s then-current base salary; a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under our annual incentive plan in effect immediately before the change in control event; and reimbursement for up to 12 months of health and dental insurance coverage. Under the terms of the agreements governing the performance-based RSUs granted in 2014 and 2015, upon a change in control, vesting shall accelerate at the target level of unvested performance-based RSUs that could be earned pro-rated based on the date on which the change in control occurs. For performance-based RSUs issued after 2015, upon a change in control, unvested performance-based RSUs that are assumed by an acquirer shall continue in place and be deemed to have been earned at target with the same vesting schedule. To the extent such RSUs are not assumed by the acquirer, they shall vest in full at the target level at the closing of the acquisition. See “Potential Payments Upon Termination or Change in Control” below for a description of the benefits payable to our Named Executive Officers upon a change in control of Akamai. Under the terms of time-vesting RSUs, such RSUs vest in full upon the death or permanent disability of the executive.

Dr. Leighton’s Employment Offer Letter Agreement. In February 2013, we entered into a letter agreement with Dr. Leighton in connection with him becoming our Chief Executive Officer; the agreement was amended in November 2015 to eliminate single-trigger vesting of assumed performance-based RSUs following a change in control for awards issued after that date. The amended agreement provides that, in addition to his annual salary, Dr. Leighton is eligible to receive an incentive bonus in any year that Akamai enters into a bonus plan for its senior executive team. Either Akamai or Dr. Leighton may terminate the agreement upon 30 days’ advance written notice to the other party; provided however, that in the event Dr. Leighton is terminated for “cause” (as defined in the letter agreement), Akamai may elect to pay Dr. Leighton an amount equal to 30 days of his then-current salary in lieu of providing him 30 days’ notice of the termination of his employment. If Dr. Leighton is terminated without cause or terminates his employment for “good reason” (as defined in the letter agreement) following a “change in control” (as defined in the letter agreement) of Akamai, he shall be entitled to:

🌑	accelerated vesting of any options and any time-vesting RSUs held by him;

🌑	pro rata vesting at target of performance-based RSUs held by him;

🌑	a lump sum cash payment equal to one year of his then-current base salary; and

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🌑	a lump sum cash payment equal to one year of his then-applicable annual incentive bonus at target.

If, outside of the change in control context, Dr. Leighton’s employment is involuntarily terminated for any reason other than cause or if he dies or becomes disabled, he shall be entitled to:

🌑	a lump sum cash payment equal to one year of his then-current base salary;

🌑	a lump sum cash payment equal to his then-applicable annual incentive bonus at target; and

🌑	a lump sum cash payment in an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment.

The letter agreement also provides that unless Akamai consents otherwise on a case by case basis, to ensure the maximum efficiency of Dr. Leighton’s business travel and to ensure his security on business travel, all of his air travel on Akamai business shall be via private air transportation; however, Dr. Leighton shall pay the costs of such airfare.

PRSUs Retirement Plan

The terms of our PRSUs and TSR-Based RSUs provide for vesting of such awards under certain circumstances upon the voluntary retirement of an executive. If a U.S. based executive is at least 55 years old at the time of retirement, the sum of his or her age plus years of service with the Company is greater than or equal to 70 and at least half of a performance period (under the terms of the applicable equity award) has been completed, then he or she is entitled to vest in a pro-rated number of shares based on our actual performance for the applicable period.

Death and Disability

Upon an executive’s death or permanent disability, all time-based vesting RSUs outstanding on such date shall vest as of such date and all PRSUs outstanding on such date shall vest, on a pro-rated basis, at the actual achievement level for completed performance periods (under the terms of the applicable equity award) and target achievement level for uncompleted periods.

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Potential Payments Upon Termination or Change in Control

The chart set forth below describes the estimated benefits provided under various circumstances that trigger payments or provision of benefits under Akamai’s Severance Plan and other arrangements. Payments would not be cumulative. The value of equity incentive awards for which vesting would accelerate is calculated as if the triggering event occurred on December 29, 2017. Our closing stock price on December 29, 2017, the last trading day prior to year-end, was $65.04. In addition to the amounts listed below, each NEO is eligible to receive a lump sum payment equal to the sum of 12 times the monthly premium for continued health and dental coverage in the event of a termination without cause including following a change in control of Akamai.

Name	Triggering Event	Cash Severance Payment ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)(1)
Dr. Leighton	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	1,000,001	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	2,317,444
	Termination following a Change in Control (2)	1,000,001	7,554,006	11,945,011
	Death or Disability	—	7,554,006	7,056,085
Mr. Benson	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	888,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	567,030
	Termination following a Change in Control (2)	888,000	2,181,377	3,476,648
	Death or Disability	—	2,181,377	1,941,846

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Name	Triggering Event	Cash Severance Payment ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)(1)
Dr. Blumofe	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	855,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	463,464
	Termination following a Change in Control (2)	855,000	2,143,068	3,476,648
	Death or Disability	—	2,143,068	1,871,513
Mr. McConnell	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	1,100,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	886,080
	Termination following a Change in Control (2)	1,100,000	3,180,326	5,071,365
	Death or Disability	—	3,180,326	2,903,620
Mr. Wheaton	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	756,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	327,158
	Termination following a Change in Control (2)	756,000	1,993,132	3,232,162
	Death or Disability	—	1,993,132	1,715,637

(1)	Includes both PRSUs and TSR-Based RSUs and assumes the company acquiring Akamai assumed such PRSUs and TSR-Based RSUs. For PRSUs and TSR-Based RSUs issued after 2015, there is no acceleration of vesting upon a change in control unless the acquiring company does not assume such awards.
(2)	Values associated with equity award acceleration in the event of termination following a change of control assume that acceleration provisions applicable upon the occurrence of a change in control event have already been triggered.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO).

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The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We selected the median employee based on 7,150 full-time, part-time, and temporary workers who were employed as of a determination date of October 1, 2017, which number excludes 313 non-US employees (representing less than 4.2% of our global workforce of 7,463 persons and consisting of employees located in China (51), Hong Kong (50), Sweden (38), Spain (37), Italy (32), Czech Republic (24), Netherlands (20), Denmark (18), Taiwan (13), United Arab Emirates (10), Brazil (6), Switzerland (6), Malaysia (3), Belgium (2), Turkey (2), and Russia (1) who were excluded pursuant to the de minimis exemption provided under Item 402(u)). We selected the median employee using a compensation measure that incorporates base salary, overtime, bonuses paid, and equity granted during the twelve-month period preceding the determination date. Conforming adjustments were made for full-time and part-time employees who were hired during the twelve-month period and did not receive pay for the full period, and international employees’ pay was converted to US dollars using the exchange rates on the determination date. We did not apply any cost-of-living adjustments as part of the calculation.

The 2017 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $9,202,921, as reported in the Summary Compensation Table of this proxy statement. The 2017 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $109,461. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2017 is 84 to 1.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects the number of shares of our common stock that, as of December 31, 2017, were outstanding and available for issuance under compensation plans that have previously been approved by our stockholders as well as compensation plans that have not previously been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1) (c)
Equity Compensation Plans Approved by Security Holders (2)(3)	6,502,553	$38.23		12,622,769
Equity Compensation Plans not Approved by Security Holders (4)	16,034	$8.12		86,051
Total	6,518,587	$36.73	(5)	12,708,820

(1)	Includes 1,500,000 shares available for future issuance under the Akamai Technologies, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, as amended, which we refer to herein as the 1999 Employee Stock Purchase Plan. At our 2002 Annual Meeting of Stockholders, our stockholders approved an evergreen provision for the 1999 Employee Stock Purchase Plan pursuant to which the number of shares available for issuance automatically increases to up to 1,500,000 shares each June 1 and December 1, subject to an aggregate cap of 20,000,000 shares.
(2)	Consists of stock options and other equity rights, such as DSUs and RSUs, issuable under the Akamai Technologies, Inc. Second Amended and Restated 1998 Stock Incentive Plan, which we refer to herein as the 1998 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, the Akamai Technologies, Inc. 2006 Stock Incentive Plan, which refer to herein as the 2006 Stock Incentive Plan, the Akamai Technologies, Inc. 2009 Stock Incentive Plan, which we refer to herein as the 2009 Stock Incentive Plan and the 2013 Stock Incentive Plan. The 1998 Stock Incentive Plan expired in 2008; the 2006 Stock Incentive Plan expired in 2016; and the Akamai Technologies, Inc. 2001 Stock Incentive Plan, which we refer to herein as the 2001 Stock Incentive Plan expired in 2011; therefore, no additional shares are available for issuance under such plans. The Board of Directors has determined that no additional shares may be issued under the 2009 Stock Incentive Plan.
(3)

Excludes stock options to purchase up to 17,301 shares of our common stock. Such stock options, having a weighted average exercise price of $29.43 per share, were issued pursuant to stock plans assumed in

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connection with our acquisitions of the parent company of aCerno, Inc., Blaze Software, Inc. and Prolexic Technologies, Inc. No future equity awards may be issued under these plans.
(4)	Consists of stock options issuable under the Akamai Technologies, Inc. 2001 Stock Incentive Plan and the Cotendo Inc. Amended and Restated 2008 Stock Plan, which we refer to herein as the Cotendo Plan.
(5)	RSUs issued under our equity compensation plans do not require payment by the recipient to us at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.

The following is a brief description of the material features of the equity compensation plans reflected in the chart above that were not approved by our stockholders:

Our 2001 Stock Incentive Plan allows for a total of 5,000,000 shares of our common stock, subject to adjustment in the event of a stock split or similar event, to be issued to our consultants, advisors and employees, including individuals who have accepted offers for employment with us; however, the 2001 Stock Incentive Plan excludes from participation all directors and all officers within the meaning of Section 16 of the Exchange Act and related rules. The 2001 Stock Incentive Plan provides for the granting of non-statutory stock options, restricted stock awards and other stock-based awards. A copy of the 2001 Stock Incentive Plan was filed with the Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

In connection with our acquisition of Cotendo, Inc., we assumed unvested stock options issued by Cotendo on an as-converted basis of which 16,034 shares were outstanding at December 31, 2017. Each assumed option continues to have the same terms and conditions in effect prior to the acquisition, except that the number of shares received upon exercise of such assumed options and the exercise price thereof were adjusted in accordance with the transaction terms. RSUs from the Cotendo Plan representing 294,854 shares of Akamai common stock were granted to employees of Cotendo following the acquisition closing date in satisfaction of the terms of the merger agreement and to induce continued employment following the merger.

The Cotendo Plan allows for a total of 1,100,000 shares of our common stock subject to adjustment in the event of a stock split or similar event, to be issued to former employees of Cotendo who are now Akamai employees but who are not Akamai directors or officers within the meaning of Section 16 of the Exchange Act and related rules. The Cotendo Plan provides for the granting of stock options, restricted stock and RSUs. A copy of the Cotendo Plan was included as an exhibit to our Registration Statement on Form S-8 filed with the Commission on March 14, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, which we refer to herein as Section 16(a), requires our officers and directors, and holders of more than ten percent of a registered class of our equity securities, which we refer to herein collectively as reporting persons, to file reports of ownership and changes in ownership of such securities with the Commission. Reporting persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of reports filed by

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reporting persons or written representations from such persons pursuant to Item 405 of Regulation S-K under the Exchange Act, we believe that during 2017 all filings required to be made by the reporting persons pursuant to Section 16(a) with respect to Akamai securities were made in accordance with Section 16(a).

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Part Three – Matters to be Voted Upon at the Annual Meeting

Item One

Election of Directors

At the Annual Meeting, stockholders will vote to elect the four nominees named in this Proxy Statement as Class I directors. Each of the Class I directors elected at the Annual Meeting will hold office until the 2021 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the N&G Committee, the Board of Directors has nominated Jill Greenthal, Daniel Hesse, Tom Leighton and William Wagner to serve as Class I directors for a term expiring at the 2021 Annual Meeting of Stockholders. The persons named in the enclosed proxy will vote to elect Jill Greenthal, Daniel Hesse, Tom Leighton and William Wagner unless a stockholder indicates that the shares should be voted against one or more of such nominees.

In the event that any nominee for Class I director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. It is not expected that any of the nominees will be unavailable or will decline to serve.

Board of Directors Recommendation

Our Board of Directors believes that approval of the election of Jill Greenthal, Daniel Hesse, Tom Leighton and William Wagner to serve as Class I directors is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR each of these nominees.

Item Two

Approval of Amendments to our Amended and Restated Certificate of Incorporation to Declassify our Board of Directors

Under our Amended and Restated Certificate of Incorporation, which we refer to below as our Certificate of Incorporation, our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms. We are asking you to adopt and approve amendments to our Certificate of Incorporation to declassify the Board and to make the other changes described below.

The Board of Directors and N&G Committee regularly review our corporate governance policies and practices. As part of the N&G Committee’s continuing review, it discussed the potential declassification of the Board and moving to annual elections of all directors. In deciding whether to recommend that stockholders vote in favor of such management proposal, the N&G Committee, as well as the full Board, considered the advantages of both a classified and declassified board structure. A classified board can promote continuity and enhance the stability of the Board, encourage a long-term perspective of

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management and reduce a company’s vulnerability to coercive takeover tactics. Having experienced directors on the Board is important because of the unique demands of overseeing Akamai, including the need to understand the complexities of our business and our long-term strategy for profitable growth. The directors also considered that many investors believe that a classified board structure reduces the accountability of directors to shareholders because the directors do not face an annual election. After weighing these and other considerations, the N&G Committee determined that moving to annual elections of directors is in the best interests of Akamai and our stockholders and recommended to the Board that it support the proposal to declassify the Board. After deliberation, in the belief that these changes are advisable and in the best interests of our stockholders, the Board unanimously accepted that recommendation, has unanimously approved the proposed amendments and declared them to be advisable, and recommends that the Company’s stockholders adopt and approve the proposed amendments. The following description of the proposed amendments is a summary and is qualified by the full text of the proposed amendments, which is attached to this proxy statement as Appendix A.

If the proposed amendments to our Certificate of Incorporation are adopted and approved by the stockholders, the declassification of the Board would be phased in commencing with the 2019 Annual Meeting and would result in the classified Board of Directors being fully phased-out (and all Board members standing for annual elections) commencing with the 2021 Annual Meeting of stockholders. If the proposed amendments are not adopted, no changes will be made to our Certificate of Incorporation. The Board reserves the right to abandon the proposed amendments at any time prior to the effectiveness of the Certificate of Amendment to be filed to reflect the amendments.

The proposed amendments to our Certificate of Incorporation would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendments (including directors elected at this Annual Meeting). Accordingly, the three-year term for directors elected at the 2016 Annual Meeting would expire at the 2019 Annual Meeting, the three-year term for directors elected at the 2017 Annual Meeting would expire at the 2020 Annual Meeting of stockholders, and the three-year term for directors elected at this Annual Meeting would expire at the 2021 Annual Meeting. The implementation of the declassification of the Board pursuant to the proposed amendments would commence at the 2019 annual meeting. Director nominees standing for election at the 2019 annual meeting and each annual meeting thereafter would be elected to serve a one-year term. Beginning with the 2021 annual meeting, all directors would stand for annual elections. The table below summarizes the implementation of the declassification of the Board pursuant to the proposed amendments:

Annual Meeting Year	Length of Term for Directors Elected	Year that Term Would Expire
2018	Three Years	2021
2019	One Year	2020
2020	One Year	2021
2021 and thereafter	Annual Election	One year later

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Approval of this Item 3 will also constitute stockholder approval of (i) a technical amendment to Section 6 of Article TENTH of our Certificate of Incorporation to delete a provision relating to the quorum at directors meetings and an amendment to Section 7 of Article TENTH of our Certificate of Incorporation to provide that, effective immediately after the 2021 annual meeting, when the Board is no longer classified, directors may be removed with or without cause by the affirmative vote of a majority of our common stock outstanding and entitled to vote as required by the Delaware General Corporation Law when a board of directors is not classified, each as set forth in Appendix A, and (ii) conforming changes to Sections 2.3, 2.4, 2.5, 2.6, 2.12 and 2.15 of our bylaws, as reflected in Appendix B.

Board of Directors Recommendation

Our Board of Directors believes that the proposed amendments to our Certificate of Incorporation to declassify our Board of Directors are in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

Item Three

Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Commission rules. Our Board of Directors has adopted a policy of providing annual advisory votes on executive compensation.

Akamai has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our executives. The goal of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives, including our Named Executive Officers. Please refer to the CD&A section of this Proxy Statement for an overview of the compensation of our Named Executive Officers.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Commission rules, which disclosures include the disclosures under “Executive Compensation Matters—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

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This vote is advisory and therefore not binding on Akamai, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of Akamai stockholders and will consider those stockholders’ concerns when making future compensation decisions for our Named Executive Officers, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Board of Directors Recommendation

Our Board of Directors recommends that the stockholders vote FOR the approval of our 2017 executive compensation.

Item Four

Ratification of Selection of Independent Auditors

Upon the recommendation of the Audit Committee, which conducted an annual review of the firm’s performance, our Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, which we sometimes refer to as PwC, to audit our financial statements for the year ending December 31, 2018. PwC has audited our financial statements for each fiscal year since our incorporation. Although stockholder approval of the selection of PwC is not required by law, the Board believes that it is advisable to give stockholders the opportunity to ratify this selection. The affirmative vote of holders of a majority of the shares of our common stock present or represented and voting at the Annual Meeting is necessary to ratify the appointment of PwC as our independent auditors. In the event stockholders do not ratify the selection of PwC as our independent auditors, the Audit Committee will reconsider its selection. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following table summarizes the fees we incurred for professional services provided by PwC for each of the last two fiscal years for audit, audit-related, tax and other services (in thousands):

Fee Category	2017	2016
Audit Fees (1)	$3,373	$3,101
Audit-Related Fees (2)	740	626
Tax Fees (3)	756	475
All Other Fees (4)	7	7
Total Fees	$4,876	$4,209

(1)

Audit fees consist of fees for the audit of our annual financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

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(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to financial due diligence with respect to potential acquisitions and consultations concerning financial accounting and reporting standards.
(3)	Tax fees consist of fees primarily related to tax compliance and consulting.
(4)	All other fees related to license fees for an accounting research tool.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. The Audit Committee may delegate pre-approval authority to one or more of its members but not to our management. Any such pre-approval by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Services can be approved in two ways: specific pre-approval or general pre-approval. Specific pre-approval represents the Audit Committee’s consent for the independent auditor to perform a specific project, set of services or transaction for us. General pre-approval represents the Audit Committee’s consent for the independent auditor to perform certain categories of services for us. If a particular service or project falls into a category that has been generally pre-approved by the Audit Committee within the preceding 12 months, further specific pre-approval of that service or project need not be obtained. Any proposed services exceeding cost levels generally pre-approved by the Audit Committee will require further specific pre-approval. From time to time, the Audit Committee may revise the list of services for which general pre-approval is granted. During 2017, 100% of the services provided by PwC were pre-approved by the Audit Committee.

PwC has provided tax services, as described in the Public Company Accounting Oversight Board Rule 3523, “Tax Services for Persons in Financial Reporting Oversight Roles,” to George H. Conrades, a director, and Bernardus Verwaayen, a director. PwC has provided such services to Mr. Conrades since 1999. PwC has provided such services to Mr. Verwaayen since 2008. PwC and Akamai have determined that the provision of such services to Messrs. Conrades and Verwaayen does not impact PwC’s independence because neither is in a financial reporting oversight role solely because he served as a member of the Board and neither is otherwise responsible for our financial reporting oversight. Akamai did not pay for these tax services on behalf of Messrs. Conrades or Verwaayen.

Board of Directors Recommendation

Our Board of Directors believes that ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2018 is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

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Part Four – Information About Attending the Annual Meeting, Voting Your Shares and Other Matters

Q:	Who can attend the Annual Meeting?

A:	Each holder of Akamai common stock, par value $.01 per share, on April 16, 2018 is invited to attend the Annual Meeting. For security purposes, you may be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. If your shares are held in “street name” through a broker, bank or other nominee, your name does not appear on our list of stockholders and these proxy materials are being forwarded to you by your broker, bank or other nominee. If you are a street name holder, and you wish to attend the Annual Meeting, in addition to a valid form of picture identification, you should bring a brokerage account statement or other valid documentation showing that you were a beneficial owner of our shares on the record date.

Q:	Can I access the Proxy Statement and Annual Report on the Internet?

A:	Yes. Our Proxy Statement and Annual Report to Stockholders are available on our website at www.akamai.com/html/investor/financial_reports.html.

Q.	In the future, can I access copies of the Proxy Statement and Annual Report on the Internet instead of receiving paper copies?

A:	Yes. A stockholder of record may sign up for this option by going to www.investorvote.com. If you are not a stockholder of record, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials on the Internet. Stockholders who elect electronic access will receive an e-mail message next year containing the Internet address for access to next year’s proxy materials. Your choice will remain in effect until you advise us by written correspondence that you wish to resume mail delivery of these documents.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Akamai stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to Akamai or to a third party, or to vote in person at the Annual Meeting.

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Beneficial Owner—If your shares are held in a brokerage account or by a bank, broker or other nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee to vote in accordance with your instructions and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	When is the record date and who is entitled to vote?

A:	The record date for the Annual Meeting is April 16, 2018. Holders of Akamai common stock on that date are entitled to one vote per share. As of the record date, there were issued, outstanding and entitled to vote an aggregate of [ ] shares of our common stock.

Q:	What will constitute a quorum for the meeting?

A:	Under our bylaws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum for the Annual Meeting. Shares of our common stock present in person or represented by executed proxies received by us (including “broker non-votes” and shares that abstain with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

Q:	How will my shares that are held through a broker, bank or other nominee be voted?

A:	Brokers, banks and other nominees that hold shares in “street name” for customers may have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Under applicable stock exchange rules, nominees subject to these rules will have this discretionary authority with respect to routine matters such as the ratification of the selection of our independent auditors; however, they will not have this discretionary authority with respect to any of the other matters scheduled to be voted upon. As a result, with respect to all matters other than ratification of the selection of our independent auditors, if the beneficial owners have not provided instructions with respect to that matter, those beneficial owners’ shares will be considered “broker non-votes.” The effect of broker non-votes is discussed in the answer to the following question.

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Q:	How many votes are required for approval of different matters?

A:

Item	Vote Required	Abstentions	Broker Non-Votes	Unmarked Proxy Cards
Election of Directors (Item 1)	Majority of votes cast	No effect	No effect	Voted “FOR”
Amendments to Certificate of Incorporation to Declassify the Board of Directors (Item 2)	75% of outstanding shares	Treated as Votes “AGAINST”	Treated as Votes “AGAINST”	Voted “FOR”
Advisory Vote on Executive Compensation (Item 3)	Majority of votes cast	No effect	No effect	Voted “FOR”
Ratification of Selection of Independent Auditors (Item 4)	Majority of votes cast	No effect	No effect	Voted “FOR”

Q:	What happens if an incumbent director nominee fails to receive more “For” votes than “Against” votes in an uncontested election?

A:

Under our majority vote standard for the election of directors, the shares voted “For” a nominee must exceed the number of voted “Against” that nominee. Our Corporate Governance Guidelines set forth a process that takes effect if an incumbent director nominee receives more “Against” votes than “For” votes in an uncontested election. Upon such an occurrence, the affected director is expected, promptly following certification of the stockholder vote, to submit to the Board of Directors his or her offer to resign from the Board. The N&G Committee will promptly consider the resignation offer submitted by such incumbent director and recommend to the Board the action to be taken with respect to such resignation offer. Such action may range from accepting the resignation, to maintaining such incumbent director but addressing what the N&G Committee believes to be the underlying cause of the withheld votes, to resolving that such incumbent director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that the N&G Committee determines to be in the best interests of Akamai and our stockholders. In making its recommendation, the N&G Committee will consider all factors it deems relevant. The Board will then act on the N&G Committee’s recommendation, considering the factors considered by the N&G Committee and such additional information and factors the Board believes to be relevant. After the Board’s determination, we will promptly publicly disclose in a document filed or furnished with the Commission the Board’s decision regarding the action to be taken with respect to such incumbent director’s resignation. If the Board’s decision is to not accept the resignation, such disclosure will include the reasons for not

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accepting the resignation. If the director’s resignation is accepted, then the Board may fill the resulting vacancy in accordance with our bylaws. Our Corporate Governance Guidelines are posted on our website at www.akamai.com/html/investor/corporate_governance.html.

Q:	Can I revoke my proxy?

A:	Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a signed proxy with a later date or a later-dated written revocation to our Secretary or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

Q:	Who pays for the solicitation of proxies?

A:	All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and employees, without additional remuneration, may solicit proxies by telephone, electronic mail and personal interviews. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, or Innisfree, to assist us with the distribution of proxy materials and vote solicitation. We will pay Innisfree an amount not to exceed $25,000 for its services plus out-of-pocket expenses. We may ask Innisfree to solicit proxies on our behalf by telephone for a fee of $5.50 per completed phone call. Innisfree may solicit proxies by personal interview, mail and telephone.

Q:	Are there matters to be voted on at the Annual Meeting that are not included in the proxy?

A:	Our Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented for action at the 2018 Annual Meeting has passed.

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Q:	What is “householding”?

A:	Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address or call us at the following phone number:

Akamai Technologies, Inc. 150 Broadway Cambridge Massachusetts 02142 Attention: Investor Relations Phone: 617-444-3000

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

Deadline for Submission of Stockholder Proposals for the 2019 Annual Meeting

Proposals of stockholders intended to be presented at the 2019 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us no later than December 22, 2018 in order to be included in the proxy statement and form of proxy relating to that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by the Secretary at the principal executive offices of Akamai (i) no earlier than 90 days before and no later than 70 days before the first anniversary of the date of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (a) no earlier than 90 days before the annual meeting and (b) no later than 70 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2019 Annual Meeting of Stockholders is not so advanced or delayed, stockholders who do wish to make a proposal at the 2019 Annual Meeting (other than one to be included in our proxy statement) should notify us no earlier than March 3, 2019 and no later than March 23, 2019.

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OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS OF RECORD WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By order of the Board of Directors,

/s/ AARON AHOLA

AARON AHOLA
Senior Vice President, General Counsel and Secretary

April 20, 2018

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APPENDIX A

PROPOSED AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

The following are proposed changes to our Certificate of Incorporation as described in Item 3. The text indicated by underline will be added, and the text indicated by strike-through will be deleted.

TENTH. This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. NUMBER OF DIRECTORS. The number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Corporation’s By-Laws.

2. CLASSES OF DIRECTORS. ~~The~~Until the election of directors at the annual meeting scheduled to be held in 2021, the Board of Directors shall be and is divided into ~~three~~ classes~~: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by~~, with directors in each class having the terms of office specified in Section 4 of this Article TENTH. Commencing with the election of directors at the annual meeting scheduled to be held in 2021, the classification of the Board of Directors shall cease, and directors shall thereupon be elected for a term expiring at the next annual meeting of stockholders.

3. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot except as and to the extent provided in the By-Laws of the Corporation.

4. TERMS OF OFFICE. Each director shall serve for a term ending ~~on~~at the ~~date~~election of directors at the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending ~~on~~at the ~~date~~election of directors at the annual meeting in 2000; each initial director in Class II shall serve for a term ending ~~on~~at the ~~date~~election of directors at the annual meeting in 2001; and each initial director in Class III shall serve for a term ending ~~on~~at the ~~date~~election of directors at the annual meeting in 2002~~; and provided further, that the~~. Notwithstanding the foregoing, commencing with the election of directors at the annual meeting scheduled to be held in 2019, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting scheduled to be held in 2020; for the election of directors at the annual meeting scheduled to be held in 2020, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting scheduled to be held in 2021; and for the election of directors at the annual meeting scheduled to be held in 2021 and for the election of directors at each annual meeting thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting. The term of each director shall be subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

5. ALLOCATION OF DIRECTORS AMONG CLASSES IN THE EVENT OF INCREASES OR DECREASES IN THE NUMBER OF DIRECTORS. ~~In~~Until the election of directors at the annual meeting scheduled to be held in 2021, in the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the ~~three~~ classes of directors ~~so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.~~.

6. QUORUM; ACTION AT MEETING. A majority of the directors at any time in office shall constitute a quorum for the transaction of business~~. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified~~, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section 1 above constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the By-Laws of the Corporation or by this Certificate of Incorporation.

7. REMOVAL. ~~Directors~~Until the election of directors at the annual meeting scheduled to be held in 2021, directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote~~.~~ generally in the election of directors. Thereafter, any director of the Corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of such director.

8. VACANCIES. Any vacancy in the Board of Directors, however occurring, ~~including a vacancy~~or any newly created directorship resulting from an ~~enlargement of the size of the Board of Directors~~increase in the authorized number of directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and, until the election of directors at the annual meeting scheduled to be held in 2021, a director chosen to fill a ~~position~~newly created directorship resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

9. STOCKHOLDER NOMINATIONS AND INTRODUCTION OF BUSINESS, ETC. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-Laws of the Corporation.

10. AMENDMENTS TO ARTICLE. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

APPENDIX B

PROPOSED AMENDMENTS TO OUR AMENDED AND RESTATED BYLAWS

The following are proposed changes to our bylaws as described in Item 3. The text indicated by underline will be added, and the text indicated by strike-through will be deleted.

ARTICLE 2 - Directors

2.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

2.2 Number; Election and Qualification. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors, but in no event shall be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the corporation.

2.3 Classes of Directors. ~~The~~Until the election of directors at the annual meeting scheduled to be held in 2021, the Board of Directors shall be and is divided into ~~three~~ classes~~: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by~~, with directors in each class having the terms of office specified in Section 2.4. Commencing with the election of directors at the annual meeting scheduled to be held in 2021, the classification of the Board of Directors shall cease, and directors shall thereupon be elected for a term expiring at the next annual meeting of stockholders.

2.4 Terms of Office. Each director shall serve for a term ending at the election of directors at the third annual meeting following the annual meeting at which such director was elected; provided, that commencing with the election of directors at the annual meeting scheduled to be held in 2019, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting scheduled to be held in 2020; for the election of directors at the annual meeting scheduled to be held in 2020, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting scheduled to be held in 2021; and for the election of directors at the annual meeting scheduled to be held in 2021 and for the election of directors at each annual meeting thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting. The term of each director shall be subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

2.5 Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. ~~In~~Until the election of directors at the annual meeting scheduled to be held in 2021, in the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the ~~three~~ classes of directors ~~so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.~~.

2.6 Vacancies. Any vacancy in the Board of Directors, however occurring, ~~including a vacancy~~or any newly created directorship resulting from an ~~enlargement of~~increase in the ~~size~~authorized number of ~~the Board~~directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and, until the election of directors at the annual meeting scheduled to be held in 2021, a director chosen to fill a ~~position~~newly-created directorship resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and until such director’s earlier death, resignation or removal.

2.7 Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.8 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.9 Special Meetings. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board, President, two or more directors, or by one director in the event that there is only a single director in office.

2.10 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (i) by giving notice to such director in person or by telephone at least 24 hours in advance of the meeting, (ii) by sending an electronic transmission, or delivering written notice by hand, to such director’s last known business, home or electronic transmission address at least 24 hours in advance of the meeting, or (iii) by mailing written notice to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.11 Meetings by Conference Communication Equipment. Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.12 Quorum. A majority of the directors at any time in office shall constitute a quorum for the transaction of business~~. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified~~; provided, however, that in no case shall less than one-third (1/3) of the number so fixed in accordance with the Certificate of Incorporation constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.13 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws.

2.14 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

2.15 Removal. ~~Directors~~Until the election of directors at the annual meeting scheduled to be held in 2021, directors of the corporation may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of the corporation issued and outstanding and entitled to vote~~.~~ generally in the election of directors. Thereafter, any director of the corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote generally in the election of such director.

2.16 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-laws for the Board of Directors.

2.17 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

APPENDIX C

PRELIMINARY PROXY CARD

C-1

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 1, 2018.

Vote by Internet • Go to www.envisionreports.com/AKAM • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposals 2, 3 and 4.

1.	Election of Class I Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Jill Greenthal	☐	☐	☐	02 - Daniel Hesse	☐	☐	☐	03 - F. Thomson Leighton	☐	☐	☐

	04 - William Wagner	☐	☐	☐
					For Against Abstain						For	Against	Abstain
2.	To approve amendments to our Certificate of Incorporation to declassify the Board of Directors.				☐ ☐ ☐	3.	To approve, on an advisory basis, our named executive officer compensation.				☐	☐	☐
For Against Abstain
4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2018.				☐ ☐ ☐
To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders - June 1, 2018

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) George Conrades, F. Thomson Leighton and Aaron Ahola, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2018 Annual Meeting of Stockholders of Akamai Technologies, Inc. (the “Meeting”) and any adjournment or postponement thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

This Proxy when properly executed will be voted in the manner directed by the stockholder(s) signing the reverse side and in the discretion of the proxies upon any other matters that properly come before the Meeting. If no other indication is made, the proxies shall vote “FOR” each of the director nominees and “FOR” Proposals 2, 3 and 4.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE